Exhibit 10.3

BIOMET 401(k) SAVINGS AND

RETIREMENT PLAN

Plan Number 002	Effective as of April 1, 2007

(except as otherwise herein provided)

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BIOMET

401(k) SAVINGS AND RETIREMENT PLAN

This restated Plan is hereby executed on behalf of Biomet, Inc., an Indiana corporation, effective as specifically provided herein.

PRELIMINARY INFORMATION

Desiring to recognize and reward the contribution made to it by its employees, Biomet, Inc. established the Biomet, Inc. 401(k) Profit Sharing Plan effective as of June 1, 1985. The Biomet, Inc. 401(k) Profit Sharing Plan has been amended several times since that date, and amended and restated most recently effective January 1, 2006. Effective December 31, 1994, the Kirschner Medical Corporation 401(k) Savings and Retirement Plan was merged with the Biomet, Inc. 401(k) Profit Sharing Plan. Effective January 1, 2006, the Interpore International, Inc. Retirement Savings Plan was merged into the Biomet, Inc. 401(k) Profit Sharing Plan. Now, effective April 1, 2007, the Biomet, Inc. Employee Stock Bonus Plan shall be merged into the Biomet, Inc. 401(k) Profit Sharing Plan and the merged plan shall be restated and designated as the Biomet 401(k) Savings and Retirement Plan (“Plan”).

The Plan is an employee stock ownership plan, which is a stock bonus plan designed to satisfy the requirements of Code Sections 401(a) (including, but not limited to Code Sections 401(a)(23)) and 4975(e)(7), as amended), and a profit sharing plan with a qualified cash or deferred arrangement within the meaning of Code Sections 401(a)(27) and 401(k), and the appropriate provisions of the Plan shall likewise be interpreted to accomplish this end. The Plan shall comply with the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended.

The purpose of the Plan is to (i) provide retirement income to eligible employees of the Company and any adopting subsidiaries or affiliated employers who become Participants in this

Plan and (ii) invest the stock bonus component of the Plan primarily in the stock of the Company thereby enabling Participants to obtain a proprietary interest in the Company and encouraging such Participants to devote themselves to the development, growth, and prosperity of the Company and any adopting subsidiaries or affiliated employers.

The Company has entered into a Trust Agreement with the Trustee to hold the assets of the Plan.

ARTICLE I.

RESTATEMENT OF PLAN

The Biomet 401(k) Retirement and Savings Plan (“Plan”) is hereby amended and restated, effective as of April 1, 2007, except as otherwise specifically provided herein, to (i) incorporate all amendments to the Biomet, Inc. Employee Stock Bonus Plan since its prior restatement, including a good faith amendment to comply with the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) effective for Plan Years beginning on and after January 1, 2002, (ii) update the Plan to comply with regulatory guidance included in the 2006 Cumulative List under IRS Notice 2007-3, (iii) incorporate changes to comply with the Pension Protection Act of 2006 with January 1, 2007 and January 1, 2008 effective dates, and (iv) make certain other changes determined by the Company to be necessary or desirable. Except as otherwise specifically provided herein or as required by the Code or ERISA, the Plan as hereinafter set forth establishes the rights and obligations with respect to individuals who are Employees on and after such dates, as applicable, and to transactions under the Plan on and after such dates, as applicable. The rights and benefits, if any, of individuals who are not Employees on or after such dates, as applicable, shall be determined in accordance with the terms and provisions of the Plan that were in effect on the date that their employment terminated. The adoption of this restatement of the Plan is conditioned on the receipt of a determination letter, in a form satisfactory to the Company, from the Internal Revenue Service with respect to the Plan. Except to the extent specifically provided otherwise herein, all contributions to the Plan may be made without regard to profits for the taxable year; provided, however, the profit sharing component of the Plan shall qualify as a discretionary contribution profit sharing plan for purposes of Code Sections 401(a), 402, 412, and 417.

ARTICLE II.

DEFINITIONS AND CONSTRUCTION

Section 2.01. Definitions. When the initial letter of a word or phrase is capitalized herein, the meaning of such word or phrase shall be as follows:

(a) “Account” means the following separate bookkeeping accounts maintained for each Participant, reflecting his accrued benefit in the Plan. With respect to each Account maintained for each Participant, separate subaccounts shall be maintained thereunder referred to as the “Stock Subaccount,” which shall constitute the stock bonus plan component of the Plan, and the “Non-Stock Subaccount,” which shall constitute the profit sharing plan component of the Plan. The “Stock Subaccount” shall mean the Participant’s interest in the Trust Fund attributable to shares of Employer Stock (including any Leveraged Shares) acquired or held by the Trust and invested in Employer Stock and allocated to the Participant’s Account at any time on or after April 1, 2007, or pursuant to the Participant’s election under Section 12.02, Section 12.03 or Section 12.04, plus any allocable earnings or losses attributable to Employer Stock. The “Non-Stock Subaccount” shall mean the Participant’s interest in the Trust Fund attributable to assets other than Employer Stock acquired or held by the Trust on and after April 1, 2007, in assets other than Employer Stock pursuant to the Participant’s election under Sections 12.02, 12.03 and/or 12.04, plus any allocable earnings or losses attributable to assets other than Employer Stock.

(1) “Dividend Account” means the account maintained to reflect the cash dividends paid into the stock bonus component of the Plan, and used to purchase shares of Employer Stock to be allocated to a Participant, pursuant to the Participant’s election under Section 18.04.

(2) “Pre-Tax Contribution Account” means the account maintained to reflect the accrued benefit of the Participant attributable to his Pre-Tax Contributions, including Catch-Up Contributions. This account shall also reflect the Participant’s “Employee Pre-Tax Account” balance (if any) transferred from the Kirschner Medical Corporation 401(k) Savings and Retirement Plan effective as of December 31, 1994.

(3) “Matching Account” means the account maintained to reflect the accrued benefit of the Participant attributable to his share of Matching Contributions

(4) “Nonelective Contribution Account” means the account maintained to reflect the accrued benefit of the Participant attributable to his share of Nonelective Contributions. This account shall also reflect the Participant’s “Discretionary Account” balance (if any) transferred from the Kirschner Medical Corporation 401(k) Savings and Retirement Plan effective as of December 31, 1994.

(5) “Regular Account” means the account maintained to reflect the accrued benefit of the Participant attributable to his share of Regular Contributions. This account shall also reflect the Participant’s “Regular Account” balance (if any) transferred from the Biomet, Inc. Employee Stock Bonus Plan effective as of April 1, 2007.

(6) “Rollover/Transfer Account” means the account maintained to reflect the accrued benefit of the Participant attributable to his Rollover Contributions. This account shall also reflect the Employer Matching Account balance (if any) transferred from the Kirschner Medical Corporation 401(k) Savings and Retirement Plan effective as of December 31, 1994.

(7) “Savings Account” means the Participant’s Savings Account balance (if any) transferred from the Biomet, Inc. Employee Stock Bonus Plan, effective April 1, 2007, which reflects the accrued benefit of the Participant attributable to his after-tax contributions.

(8) “Tax Credit Account” means the Participant’s Tax Credit Account balance (if any) transferred from the Biomet, Inc. Employee Stock Bonus Plan, effective April 1, 2007, which reflects any and all amounts transferred to the Biomet, Inc. Employee Stock Bonus Plan by an Employer in accordance with Code Sections 41(c)(1)(B) or 48(n)(1) (as in effect prior to the enactment of the Tax Reform Act of 1984).

(b) “Acquisition Loan” means a loan to the Trust (or to the trust of the Biomet, Inc. Employee Stock Bonus Plan) that is either made or guaranteed by a Party in Interest and is used to finance the purchase of Employer Stock by the Trustee. If the context so requires, the term “Acquisition Loan” also refers to the agreement pursuant to which the Acquisition Loan is made.

(c) “Administrator” means the Benefits Committee, as defined in Section 11.01 of the Plan, which shall serve as the plan administrator under ERISA; provided, however, to the extent the Benefits Committee has delegated duties pursuant to Section 11.04, the term “Administrator” shall be deemed to include the person to whom such duties have been delegated.

(d) “Affiliated Employer” means an Employer and any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes an Employer; any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with an Employer; any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Code Section 414(m)) that includes an Employer; and any other entity required to be aggregated with an Employer pursuant to regulations under Code Section 414(o). For purposes of Code Section 415, in applying Code Sections 414(b) and (c) to determine an Affiliated Employer the phrase “more than 50 percent” shall be substituted for the phrase “at least 80 percent” each place it appears in Code Section 1563(a)(1). An Affiliated Employer shall be included as such only for the period or periods during which such employer is under common control, affiliated, or aggregated and only to the extent required by any applicable provision of the Code.

(e) “Allocation Date” means the last day of the fiscal year of the Company (May 31) and such other date or dates as the Administrator may designate.

(f) “Alternate Payee” means an alternate payee, as defined by Code Section 414(p)(8).

(g) “Applicable Form” means the appropriate form as designated and furnished by the Administrator to make an election or provide a notice required by the Plan. To the extent permitted by the Code, or ERISA, and the regulations thereunder, the Administrator may prescribe an oral, electronic, or telephonic form in lieu of or in addition to a paper form.

(h) “Beneficiary” has the meaning set forth in Section 7.03.

(i) “Board of Directors” means the board of directors of the Company.

(j) “Break in Service” means, with respect to an Employee, a Vesting Computation Period during which an Employee completes five hundred (500) or fewer Hours of Service. Solely for purposes of determining whether a Break in Service has occurred in the Vesting Computation Period after 1984 for eligibility and vesting purposes, an Employee shall receive credit for each Hour of Service, not to exceed five hundred one (501), for each Hour of Service the Employee otherwise normally would have been credited (or if such hours cannot be determined, eight (8) Hours of Service per normal work day of absence), if the Employee is absent from work (i) by reason of the pregnancy of the Employee, (ii) by reason of the birth of a child of the Employee, (iii) by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement. Such Hours of Service shall be credited (i) to the Vesting Computation Period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (ii) in all other cases, to the following Vesting Computation Period. No such Hours of Service shall be credited unless the Employee furnishes to the Administrator such timely information as the Administrator may reasonably require to establish (i) that the absence from work is for one of the reasons provided above, and (ii) the number of days for which there was such an absence. To the extent required by the FMLA and the regulations thereunder, an Employee shall not incur a Break in Service for eligibility and Vesting purposes on or after August 5, 1993, on account of an absence from work that qualifies as a family or medical leave under the FMLA. To the extent required by the USERRA and the regulations thereunder, an Employee shall not incur a Break in Service for eligibility and Vesting purposes on or after December 12, 1994, on account of a period of qualified military service under the USERRA and Code Section 414(u)(8)(A). Notwithstanding

the preceding provisions, for purposes of determining whether a Break in Service has occurred for purposes determining an Employee’s eligibility and Vesting, an Employee who was a Participant in the Biomet, Inc. Profit Sharing 401(k) Plan shall incur a Break in Service during the period beginning June 1, 2005, and ending December 31, 2006, if the Participant has five hundred (500) or fewer Hours of Service during (i) the twelve (12) month period beginning on June 1, 2005, and ending on May 31, 2006, or (ii) the twelve (12) month period beginning on January 1, 2006, and ending on December 31, 2006; provided, however, the Employee shall incur at most only one (1) Break in Service during said period beginning June 1, 2005, and ending December 31, 2006. In addition, an Employee who was a Participant in the Biomet, Inc. Employee Stock Bonus Plan shall incur a Break in Service during the period beginning June 1, 2006, and ending December 31, 2007, if the Participant has five hundred (500) or fewer Hours of Service during (i) the twelve (12) month period beginning on June 1, 2006, and ending on May 31, 2007 or (ii) the twelve (12) month period beginning on January 1, 2007, and ending on December 31, 2007, provided, however, the Employee shall incur at most only one (1) Break in Service during said period beginning June 1, 2006, and ending December 31, 2007.

(k) Catch-Up Contribution Limit” means, with respect to a Plan Year, the applicable dollar limit under Code Section 414(v).

(l) “Catch-Up Eligible Participant” means, with respect to a Plan Year, an Employee who is eligible to make Pre-Tax Contributions and who will reach age 50 by the end of the Plan Year.

(m) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(n) “Company” means Biomet, Inc. or any successor thereto.

(o) “Continuous Employment” means any period for which an Employee is paid, or entitled to payment, for duties performed for an Affiliated Employer, on consecutive days without interruption by any period of more than two consecutive business days during which the Employee performs no such duties, excluding any days that the Employee performs no such duties as a result of weekends, vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or other approved leave of absence.

(p) “Contributions” means the following types of contributions to the Plan:

(1) “Pre-Tax Contributions” means contributions made to the Plan by an Employer at the election of a Participant pursuant to Section 4.02 provided, however, to the extent provided in Subsection 4.02(b), Catch-Up Contributions shall not be treated as Pre-Tax Contributions.

(2) “Catch-Up Contribution” means a Pre-Tax Contribution made by a Catch-Up Eligible Participant, to the extent that such Contribution exceeds the Pre-Tax Contribution Limit but does not exceed the Catch-Up Contribution Limit.

(3) “Matching Contributions” means contributions made to the Plan by an Employer for a Plan Year by reason of Pre-Tax Contributions of a Participant pursuant to Section 4.03.

(4) “Nonelective Contributions” means contributions made to the Plan by an Employer for a Plan Year that are designated as Nonelective Contributions pursuant to Subsection 4.04(b).

(5) “Regular Contributions” means contributions made to the Plan by an Employer for a Plan Year that are designated as Regular Contributions pursuant to Subsection 4.04(a).

(6) “Rollover Contribution” means, with respect to any Participant, a rollover contribution or transfer made by, or on behalf of, the Participant pursuant to Section 4.09.

(q) “Cost of Living Adjustment” means the cost of living adjustment prescribed by the Secretary of the Treasury under Code Section 415(d) for any applicable year.

(r) “Covered Participant” means, with respect to a Plan Year, a Participant who completed an Hour of Service as an Eligible Employee during the Plan Year and who remains employed as an Employee as of the applicable Allocation Date.

(s) “Disability” or “Disabled” means, with respect to a Participant, that he has a disability as determined for purposes of the Social Security Act that qualifies the Participant for permanent disability insurance payments in accordance with such act. The Administrator may require subsequent proof of continued Disability and a Participant shall not be considered to be Disabled until he has shown to the Administrator’s satisfaction that he is disabled within the meaning of this Subsection.

(t) “Disability Retirement Date” means the first day of the month (prior to the Participant’s Early Retirement Date or Normal Retirement Date) after which a Participant Retires because of a Disability.

(u) “Early Retirement Date” means the first day of the month (prior to the Participant’s Normal Retirement Date) after which a Participant Retires from the employment of an Employer after attaining age fifty-five (55) and completing six (6) Years of Service. Notwithstanding the foregoing, “Early Retirement Date” for a Participant who was an Eligible Employee and a participant in the Interpore International, Inc. Retirement Savings Plan on December 31, 2005, shall mean the first day of the month (prior to the Participant’s Normal Retirement Date) after which such Participant Retires from the employment of an Employer after attaining age fifty-five (55).

(v) “Election Period” means the 5-Plan Year period beginning with the Plan Year after the Plan Year in which the Participant reaches age fifty-five (55) (or, if later, beginning with the Plan Year after the first Plan Year in which the individual first became a Participant).

(w) “Eligible Employee” means an Employee of an Employer who has met the participation requirements under Section 3.01; provided, however, the term “Eligible Employee” shall not include any of the following Employees: (i) “leased employees” (as defined in Subsection 2.01(x) below); (ii) seasonal Employees, (iii) co-op Employees, and (iv) student interns.

(x) “Employee” means any common law employee employed by an Affiliated Employer, except (i) any individual designated in good faith by an Employer as an independent contractor, regardless of whether such person is later determined by the Internal Revenue Service, a court of law, or any other agency to be a common law employee for tax, workers compensation or other purposes, (ii) any individual who is a nonresident alien and who receives no earned income (within the meaning of Code Section 911(d)(2)) from an Employer that constitutes income from sources within the United States within the meaning of Code Section 861(a)(3), and (iii) any person who is a member of a unit covered by collective bargaining agreement between his Employer and a collective bargaining agent, provided that retirement benefits have been a subject of good faith bargaining, unless the collective bargaining agreement provides for coverage under the Plan. Notwithstanding any other provision of the Plan, for purposes of satisfying the requirements of Code Section 414(n)(3), a leased employee shall be treated as an Employee; provided, however, such leased employee shall not become a

Participant unless he is an Employee without regard to this sentence and he satisfies the participation requirements of Article III. Effective for Plan Years beginning on or after January 1, 1997, the term “leased employee” means any person (other than an individual employed by an Affiliated Employer) who pursuant to an agreement between the Affiliated Employer and any other person (“leasing organization”) has performed services for the Affiliated Employer (or for the Affiliated Employer and related persons determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one (1) year, and such services are performed under the primary direction or control of the Affiliated Employer. Contributions or benefits provided to a leased employee by the leasing organization that are attributable to services performed for the Affiliated Employer shall be treated as provided by the Affiliated Employer. A leased employee shall not be considered an Employee if (i) he is covered by a money purchase pension plan providing (1) a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, as defined in Code Section 415(n)(5)(C)(iii), (2) immediate participation, and (3) full and immediate vesting; and (ii) leased employees do not constitute more than twenty percent (20%) of the Affiliated Employers’ nonhighly compensated workforce, as defined in Code Section 414(n)(5)(C)(ii).

(y) “Employer” means, severally, the Company and any other Affiliated Employer or any part or division thereof authorized by the Administrator to participate in the Plan in a manner consistent with Article XIV with respect to its Employees. As of April 1, 2007, the following Affiliated Employers are considered Employers under the Plan: Biomet, Inc.; Arthrotek, Inc.; Biolectron, Inc.; Biomet Fair Lawn L.P.; Biomet Manufacturing Corp.; Biomet Orthopedics, Inc.; Biomet Orthopedics Puerto Rico, Inc.; EBI Holdings, Inc.; EBI Patient Care (effective March 1, 2006), Electro-Biology, Inc.; Florida Services Corporation (effective January 1, 2004);

Implant Innovations, Inc.; Interpore Spine Ltd. (effective June 18, 2004); Interpore Cross International, Inc. (effective June 18, 2004); Interpore Orthopaedics, Inc. (effective June 18, 2004); and Walter Lorenz Surgical, Inc.

(z) “Employer Stock” means any common share of stock issued by an Employer that constitutes a Qualifying Employer Security.

(aa) “Employer Stock Collateral Account” means the Plan’s bookkeeping account under which Leveraged Shares purchased by the Plan are accounted before release to the Employer Stock Suspense Account. A separate Employer Stock Collateral Account shall be established with respect to each Acquisition Loan.

(bb) “Employer Stock Suspense Account” means the Plan’s bookkeeping account to which (i) Leveraged Shares released from the Employer Stock Collateral Account due to contributions under the stock bonus portion of the Plan are credited until allocated to the Stock Subaccounts of eligible Participants, (ii) Employer Stock acquired by the Plan pursuant to Subsection 9.01(b) is credited until allocated pursuant to Section 4.04, and (iii) forfeitures of any Stock Subaccount are credited until reallocated to Participants or used to reduce Employer Contributions pursuant to Section 10.02.

(cc) “Entry Date” means the first day of the month immediately following the day the Eligible Employee meets the requirements of Section 3.01.

(dd) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(ee) “FMLA” means the Family and Medical Leave Act of 1993, as amended from time to time.

(ff) “Fund” means a separate investment fund that forms part of the Trust Fund established by the Trustee at the direction of the Administrator. Employer Stock is a separate Fund available under the Trust Fund.

(gg) “Highly Compensated Employee” means, effective for Plan Years beginning on or after June 1, 1997, an employee described in Code Section 414(q) and the regulations promulgated thereunder and, generally, includes highly compensated active employees and highly compensated former employees as described below:

(1) Highly compensated active employees include any Employee who performs service for an Affiliated Employer during the Determination Year and is in one or more of the following groups:

(A) Employees who were five percent (5%) owners of an Affiliated Employer at any time during the Determination Year or the Look-Back Year;

(B) Employees who (i) received compensation (as defined in Code Section 414(q)(4)) from an Affiliated Employer in excess of Eighty Thousand Dollars ($80,000) (as increased by the Cost of Living Adjustment) during the Look-Back Year, and (ii) were in the top twenty percent (20%) of Employees ranked according to the amount of compensation (as defined in Code Section 414(q)(4)) received from the Affiliated Employers during such Look-Back Year.

(2) Highly compensated former employees include former Employees who:

(A) Terminated Employment or Retired prior to the Determination Year;

(B) performed no service for an Affiliated Employer during the Determination Year; and

(C) were highly compensated active employees, as described in Paragraph (1) above, during the year of Termination of Employment or Retirement or any Plan Year ending on or after the date the Employee attained age fifty-five (55).

(3) For purposes of the definition of Highly Compensated Employee, “Determination Year” means the Plan Year for which the determination of highly compensated employees is being made.

(4) For purposes of the definition of Highly Compensated Employee, “Look-Back Year” means the twelve (12) month period immediately preceding the Determination Year.

(hh) “Hour of Service” means each hour for which an Employee is entitled to credit as follows:

(1) An Employee shall be credited with each hour for which he is paid, or entitled to payment, for the performance of duties for an Affiliated Employer. An Hour of Service described in this Paragraph shall be credited to an Employee for the Vesting Computation Period in which the duties are performed.

(2) An Employee shall be credited with each hour for which he is paid, or entitled to payment, by an Affiliated Employer on account of a period during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence; provided, however, that no Hours of Service shall be credited under this Paragraph for periods during which no duties are performed and for which the Employee is paid or entitled to payment, if such payment is made or due solely to reimburse an Employee for medical or medically related expenses or solely for the purpose of complying with applicable workers’ compensation, unemployment compensation, or disability insurance laws. Not more than five hundred one (501) Hours of Service shall be credited to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not this period occurs in a single Vesting Computation Period) unless the Hours of Service are credited pursuant to Paragraph (4). An Hour of Service credited to an Employee pursuant to this Paragraph shall be credited to the Vesting Computation Period or periods during which no duties are performed.

(3) An Employee shall be credited with each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by an Affiliated Employer. The same Hour of Service shall not be credited under Paragraph (1) or Paragraph (2), as the case may be, and under this Paragraph. An Hour of Service described in this Paragraph shall be credited to the Vesting Computation Period or periods to which the award or agreement for back pay pertains, rather than to the Vesting Computation Period in which the award, agreement, or payment is made.

(4) “Hours of Service” shall be credited for military leave for training or service, or both, with the Uniformed Services of the United States to the extent required under USERRA.

(5) An Employee shall be credited with Hours of Service as required by 29 C.F.R. § 2530.200b-2 and such other regulations promulgated from time to time by the United States Department of Labor under ERISA regarding the definition of hours of service.

(6) For eligibility and Vesting purposes only, “Hours of Service” shall be credited for leave that qualifies as family or medical leave under the FMLA; provided, however, such Hours of Service shall be credited only to the extent required by the FMLA and the regulations thereunder.

(ii) “Investment Manager” means any person other than the Trustee, in its capacity as trustee, or the Administrator who:

(1)	has the power to manage, acquire, or dispose of any assets of the Plan;

(2)	is qualified to act as an investment manager under ERISA;

(3)	has acknowledged in writing that it is a fiduciary with respect to the Plan;

(4)	has been designated by the Administrator as investment manager for the Plan.

(jj) “Late Retirement Date” means the first day of the month subsequent to the Normal Retirement Date of the Participant after which the Participant actually Retires.

(kk) “Leveraged Shares” means shares of Employer Stock purchased with an Acquisition Loan.

(ll) “Non-Highly Compensated Employee” means an Employee who is not a Highly Compensated Employee.

(mm) “Normal Retirement Date” means the first day of the month after which a Participant attains age sixty-five (65).

(nn) “Participant” means an Eligible Employee or former Eligible Employee who is, or may become, eligible to receive a benefit of any type from the Plan and who has commenced participation in the Plan.

(oo) “Party in Interest” means a (i) Participant who is an active Employee, or (ii) Participant or Beneficiary who is a “party in interest” as that term is defined in Section 3(14) of ERISA.

(pp) “Plan” means, jointly and severally, as the context so requires, the stock bonus plan and the profit sharing and 401(k) plan created and embodied herein, as amended from time to time, designated as the “Biomet 401(k) Retirement and Savings Plan.”

(qq) “Plan Compensation” means, for a Plan Year, the cash remuneration as defined under Code Section 3401(a) of a Participant received from his Employer in the Plan Year, but only for periods after the Participant commences participation in the Plan, that is reportable for federal income tax withholding at the source purposes (which excludes, among other things, amounts related to the disqualifying disposition of a qualified stock option) but determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed. Notwithstanding anything contained in this Subsection to the contrary, Plan Compensation shall include elective amounts that are not includable in gross income pursuant to Code Sections 125, 132(f)(4), 401(k), 402(e)(3), 402(h) or 403(b). Notwithstanding anything contained herein, and to the extent required by Code Section 401(a)(17), the compensation of a Participant for any Plan Year taken into account under the Plan shall not exceed Two Hundred Thousand Dollars ($200,000) (as increased by Code Section 401(a)(17)(B) for the applicable Plan Year). If any Plan Year consists of less than twelve (12) months, the compensation limit under Code Section

401(a)(17) shall be multiplied by a fraction, the numerator of which is the number of months in the short Plan Year and the denominator of which is twelve (12). For purposes of Regular Contributions to be made under Section 4.04, a Participant’s Plan Compensation shall be determined as set out in this Subsection, except that it shall be the Participant’s Plan Compensation during the Company’s 12-month fiscal year (June 1 through May 31) ending on the applicable Allocation Date rather than the Plan Year.

(rr) “Plan Year” means any twelve (12) month period beginning on January 1 and ending on the following December 31; provided, however:

(1) that the period beginning June 1, 2005, and ending December 31, 2005, shall be a short Plan Year with respect to the portion of the Plan that was formerly known as the Biomet, Inc. 401(k) Profit Sharing Plan;

(2) that prior to June 1, 2005, “Plan Year” means, with respect to the portion of the Plan that was formerly known as the Biomet, Inc. 401(k) Profit Sharing Plan, any twelve (12) month period beginning on June 1 and ending on the following May 31;

(3) that the period beginning June 1, 2006, and ending March 31, 2007, shall be a short Plan Year with respect to the portion of the Plan that was formerly known as the Biomet, Inc. Employee Stock Bonus Plan; and

(4) that prior to June 1, 2006, “Plan Year” means, with respect to the portion of the Plan formerly known as the Biomet, Inc. Employee Stock Bonus Plan, any twelve (12) month period beginning on June 1 and ending on the following May 31.

(ss) “Qualified Domestic Relations Order” means a domestic relations order that is determined to be qualified within the meaning of Code Section 414(p)(l).

(tt) “Qualifying Employer Securities” means any security that is issued by the Company or an Affiliated Employer and that meets the requirements of Code Section 409(l) and ERISA Section 407(d)(5).

(uu) “Retires” or “Retirement” means that a Participant Terminates Employment on his Normal, Early, Late, or Disability Retirement Date.

(vv) “Section” means, when not preceded by the word Code or ERISA, a section of this Plan.

(ww) “Spouse” means the person to whom the Participant is legally married, pursuant to the applicable law of the state of the Participant’s residence.

(xx) “Terminated Employment,” “Terminates Employment” or “Termination of Employment” means, with respect to an Employee, that the Employee ceases to be an Employee of all Affiliated Employers; provided, however, it shall not include: (i) temporary absence of such Employee due to vacation, sickness (not including Disability), or layoff; (ii) military leave for training or service, or both, with the Uniformed Services of the United States to the extent required under USERRA and Code Section 414(u)(8)(A); (iii) a leave that qualifies as a family or medical leave under the FMLA; (iv) a leave of absence for any reason approved by an Affiliated Employer on a nondiscriminatory basis; or (v) a change in employment in which the Employee’s new employer assumes sponsorship of the Plan or maintains the Plan or accepts a transfer of assets and liabilities (within the meaning of Code Section 414(l)) with respect to the Employee.

(yy) “Trust” means the trust or trusts established and maintained under the Plan and any Trust Agreement to hold the Trust Fund.

(zz) “Trust Agreement” means the Trust Agreement for the Biomet 401(k) Savings and Retirement Plan, as amended from time to time.

(aaa) “Trust Fund” means the assets of the Plan held by the Trustee in various Funds, pursuant to the terms of the Plan and the Trust.

(bbb) “Trustee” means the trustee(s) of the Trust or any successor trustee or trustees designated and appointed under the Trust.

(ccc) “Uniformed Services of the United States” means the Armed Forces (as defined in USERRA), the Army National Guard and the Air National Guard when engaged in active duty for training, inactive duty training, or full-time National Guard duty, the commissioned corps of the Public Health Service, and any other category of persons designated by the President in time of war or emergency.

(ddd) “USERRA” means the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended from time to time.

(eee) “Valuation Date” means each day of the Plan Year or such other Valuation Dates as the Administrator or its designee may establish. In the case of the valuation of an asset or Account as of a Valuation Date, such valuation shall be determined as described in Article VI.

(fff) “Vested” or “Vesting” means, when used with respect to an Account of a Participant or his Beneficiary, a claim to that part of the Account that arises from service of the Participant that is unconditional, is legally enforceable against the Plan, and is nonforfeitable. Notwithstanding the preceding sentence, an amendment to this Plan may reduce the Vested Accounts of a Participant if such amendment satisfies the requirements of ERISA and the Code.

(ggg) “Vesting Computation Period” means each Plan Year; provided, however, that (i) for any Employee who was a Participant in the Biomet, Inc. 401(k) Profit Sharing Plan and

who completed an Hour of Service during the short Plan Year period beginning June 1, 2005, and ending December 31, 2005, the following overlapping Vesting Computation Periods shall be established and such Participant shall be credited with a Year of Service in each such overlapping Vesting Computation Period in which he is credited with at least one thousand (1,000) Hours of Service: (A) June 1, 2005 to May 31, 2006, and (B) January 1, 2006 to December 31, 2006; and (ii) for any Employee who was a Participant in the Biomet, Inc. Employee Stock Bonus Plan and completed an Hour of Service during the short Plan Year period beginning June 1, 2006 and ending March 31, 2007, the following overlapping Vesting Computation Periods shall be established and such Participant shall be credited with a Year of Service in each such overlapping Vesting Computation Period in which he is credited with at least one thousand (1,000) Hours of Service: (A) June 1, 2006 to May 31, 2007, and (B) January 1, 2007 to December 31, 2007.

(hhh) “Years of Service” means, for an Employee, each Vesting Computation Period during which the Employee completes at least one thousand (1,000) Hours of Service; provided, however, the following Years of Service shall be excluded:

(1) In the case of an Employee who incurs a one (1) year Break in Service, Years of Service before such break will not be taken into account until the Employee has completed one (1) Year of Service after such Break in Service.

(2) Any Years of Service occurring prior to any period of consecutive one (1) year Breaks in Service shall not be taken into account if (i) the number of consecutive one (1) year Breaks in Service within such period equals or exceeds the greater of five (5) or the aggregate number of Years of Service of the Employee prior to such period, and if (ii) the Employee had no Vested right to any portion of his Account balances derived from Employer contributions at the commencement of such Break in Service; provided, however, any Years of Service excluded pursuant to this Paragraph shall also be excluded from any subsequent determination of Years of Service.

Notwithstanding the preceding provisions, the Years of Service of any Employee shall include any Years of Service of such Employee while he was an Employee of any Affiliated Employer. The Years of Service of any Employee shall also include: (i) any years of service such Employee was credited with under the Kirschner Medical Corporation 401(k) Savings and Retirement Plan as of December 31, 1994, (ii) any years of service such Employee was credited with under the Implant Innovations, Inc. Retirement 401(k) Plan as of December 15, 1999, (iii) any years of service such Employee was credited with under the Biolectron, Inc. 401(k) Plan as of September 24, 2000, and (iv) with respect to any Employee who was employed by Interpore Spine Ltd., Interpore Cross International, Inc., or Interpore Orthopaedics, Inc. as of June 18, 2004, and who was otherwise considered an Eligible Employee under the terms of the Plan, any years of service such Employee was credited with under the Interpore International, Inc. 401(k) Plan as of such date. Notwithstanding the preceding provisions, any Employee hired on October 25, 2004, who was an employee of Z-KAT, Inc. on October 24, 2004, shall be credited with his or her service while an employee of Z-KAT, Inc. for purposes of determining such Employee’s Years of Service.

Section 2.02. Construction and Governing Law. The following rules of construction shall govern any interpretation of the Plan:

(a) This Plan shall be interpreted, enforced, and administered and the validity thereof determined in accordance with ERISA, the Code, and, when not inconsistent with ERISA or the Code, the internal laws of the State of Indiana, without regard to conflict of law principles.

(b) Words used herein in the masculine gender shall be construed to include the feminine gender where appropriate and words used herein in the singular or plural shall be construed as being in the plural or singular where appropriate.

(c) In resolving any conflict between provisions of the Plan and in resolving any other uncertainty as to the meaning or intention of any provision of the Plan, the interpretation that (i) causes the Plan to constitute a qualified plan under the provisions of Code Section 401 and the Trust to be exempt from tax under Code Section 501, (ii) causes the contributions of any Employer to the Trust to be deductible by such Employer from net income for federal income tax purposes, (iii) causes the Plan to satisfy the requirements to be an employee stock ownership plan which is a stock bonus plan described in Code Sections 4975(e)(7) and 401(a)(23), respectively, (iv) causes the Plan to constitute a profit sharing plan within the meaning of Code Section 401(a)(27), (v) causes the Plan to contain a qualified cash or deferred arrangement described in Code Section 401(k), and (vi) causes the Plan to comply with all applicable requirements of ERISA and the Code shall prevail over any different interpretation.

(d) The headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of any provision of the Plan.

(e) If any provision of the Plan shall be held to violate ERISA or the Code or be illegal or invalid for any other reason, that provision shall be deemed to be null and void, but the invalidation of that provision shall not otherwise impair or affect the Plan.

(f) Reference to a provision of the Code or ERISA shall be deemed to include the successor of such provision, to the extent the context so permits.

ARTICLE III.

PARTICIPATION

Section 3.01. Participation. Any individual who was a Participant in either the Biomet, Inc. 401(k) Profit Sharing Plan or the Biomet, Inc. Employee Stock Bonus Plan on the day immediately preceding April 1, 2007, shall continue to be a Participant on April 1, 2007, subject to the terms of the Plan.

(a) Any other Eligible Employee is eligible to become a Participant in the Plan if he has satisfied the following requirements:

(1) he (A) has completed ninety (90) days of Continuous Employment for an Employer and is scheduled to work at least one thousand (1,000) hours per year, or (B) has completed one thousand (1,000) Hours of Service in any Plan Year or in any of the overlapping Vesting Computation Periods required by the changes in the Plan Year under Subsection 2.01(rr); and

(2) he has attained at least age eighteen (18).

(b) An Eligible Employee shall become a Participant on the next Entry Date after which he has satisfied the participation requirements of Subsection (a), provided that he is an Eligible Employee on that Entry Date. If an individual who has satisfied the eligibility requirements of Subsection (a) is not an Eligible Employee on the applicable Entry Date, and the individual later completes an Hour of Service as an Eligible Employee, he shall become a Participant upon completing that Hour of Service, provided that he did not Terminate Employment and incur a Break in Service before completing that Hour of Service. If the Employee did incur a Break in Service, he shall become a Participant as provided in Subsection (a), taking into account the Break in Service rules set out in Subsection 2.01(hhh).

(c) Notwithstanding the preceding provisions, all service credited under the Biolectron, Inc. 401(k) Plan as of September 24, 2000, including any days of continuous employment with Biolectron, Inc., shall be counted in determining an Employee’s eligibility to participate under the Plan. An Eligible Employee who was an employee of Biolectron, Inc. on September 24, 2000, shall become a Participant on December 1, 2000, provided such Eligible Employee has satisfied the eligibility requirements of Subsection (a) as of December 1, 2000, pursuant to the terms of this Subsection (c). If such Eligible Employee has not satisfied the eligibility requirements of Subsection (a) as of December 1, 2000, after applying the provisions of this Subsection (c), such Eligible Employee shall become a Participant on the next Entry Date after which he has satisfied the participation requirements of Subsection (a).

(d) Notwithstanding the preceding provisions, any Employee hired on October 25, 2004, who was an employee of Z-KAT, Inc. on October 24, 2004, shall be credited with his or her service while an employee of Z-KAT, Inc. in determining such Employee’s eligibility to participate under the Plan. An Eligible Employee, who was an employee of Z-KAT, Inc. on October 24, 2004, shall become a Participant on November 1, 2004, provided such Eligible Employee has satisfied the eligibility requirements of Subsection (a) as of November 1, 2004, pursuant to the terms of this Subsection (d). If such Eligible Employee has not satisfied the eligibility requirements of Subsection (a) as of November 1, 2004, after applying the provisions of this Subsection (d), such Eligible Employee shall become a Participant on the next Entry Date after which he or she has satisfied the participation requirements of Subsection (a).

(e) Notwithstanding the preceding provisions, all service credited under the Interpore International, Inc. Retirement Savings Plan as of December 31, 2005, including any days of continuous employment with Interpore Orthopaedics, Inc., Interpore Spine Ltd., or Interpore

Cross International, Inc., shall be counted in determining an Employee’s eligibility to participate under the Plan. An Eligible Employee who was an employee of Interpore Orthopaedics, Inc., Interpore Spine Ltd., or Interpore Cross International, Inc., on June 17, 2004, shall become a Participant on June 18, 2004, provided such Eligible Employee has satisfied the eligibility requirements of Subsection (a) as of June 18, 2004, pursuant to the terms of this Subsection (e). If such Eligible Employee has not satisfied the eligibility requirements of Subsection (a) as of June 18, 2004, after applying the provisions of this Subsection (e), such Eligible Employee shall become a Participant on the next Entry Date after which he has satisfied the participation requirements of Subsection (a).

Section 3.02. Cessation of Participation. A Participant shall cease to be a Participant on the distribution or forfeiture of his Account.

Section 3.03. Reemployment.

(a) A former Participant shall become a Participant as of the date he again performs an Hour of Service as an Eligible Employee.

(b) A former Eligible Employee who had not satisfied the participation requirements under Subsection 3.01(a) at the time of his Termination of Employment shall become a Participant only in accordance with the requirements of Section 3.01.

Section 3.04. Change in Employment Status.

(a) A Participant whose employment status changes so that he no longer satisfies the definition of Eligible Employee, but who remains an Employee shall become a limited Participant hereunder as of the date of the change in employment status. Such limited Participant shall cease to make or share in Contributions under the Plan as of the date of such change in employment status. A limited Participant shall retain a right to be eligible for benefits under the

Plan, but only to the extent of the balance of his Accounts, as of the date of his change in employment status adjusted to reflect adjustments under Article VI and distributions or withdrawals under Article VII. If such limited Participant does not again become an Eligible Employee prior to Retirement or Termination of Employment, the Vested Accounts of the limited Participant, if any, shall be paid as provided in Article VII.

(b) A limited Participant who again has a change in employment status, and becomes an Eligible Employee, shall become a full Participant as of such change in employment status. Thereafter, such Participant shall be entitled to make and share in Contributions in accordance with the terms of the Plan as in effect as of the date of subsequent change in employment status. In no event, however, shall such a Participant receive a greater benefit under the Plan than the benefit that the Participant would have received had the Participant not had a change in employment status.

(c) An Employee of the Employer or an Affiliated Employer who first becomes an Eligible Employee due to a change in employment status shall become a Participant as provided in Section 3.01.

Section 3.05. Transfer of Employment Between Employers.

(a) Subject to the provisions of Section 3.04, a Participant who is transferred from employment with an adopting Employer to employment with another adopting Employer shall continue to participate in accordance with the provisions of the Plan. Such a Participant’s prior election to make Pre-Tax Contributions shall continue in effect until revoked or changed in accordance with the provisions of Section 4.02 and receive an allocation of Matching Contributions thereon in accordance with Section 4.03. Such a transferred Participant shall be entitled to receive an allocation of Employer Contributions under Section 4.04 (to the extent eligible thereunder) for the Plan Year in which such transfer of employment occurs, based on Plan Compensation attributable to the respective adopting Employers during such Plan Year, if he is employed by an adopting Employer on the applicable Allocation Date.

(b) A Participant who is transferred from employment with an adopting Employer to employment with an Affiliated Employer that is not an adopting Employer under the Plan shall not be permitted to make any additional Pre-Tax Contributions to the Plan subsequent to such date of transfer. Such a transferred Participant shall be entitled to receive an allocation of Employer Contributions under Section 4.04 for the Plan Year in which such transfer of employment occurs, based upon Plan Compensation attributable to the adopting Employer during such Plan Year, if he otherwise satisfies the requirements to receive such Employer Contribution and is employed by an Affiliated Employer on the applicable Allocation Date.

Section 3.06. Completion of Forms by Participants and Beneficiaries. Each Participant and any Beneficiary eligible to receive, or claiming a right to receive, any benefits under the Plan shall complete such Applicable Form and furnish such proofs and information as may be required at any time by the Trustee or the Administrator.

ARTICLE IV.

CONTRIBUTIONS

Section 4.01. Contributions.

(a) Contributions shall be made to the Plan in accordance with this Article and subject to the limitations under Article V. Contributions made pursuant to Sections 4.02 shall be made in cash. The contributions under Sections 4.03 and 4.04 may be made in cash or in the form of Qualifying Employer Securities, the value of which shall be determined pursuant to the Trust Agreement and Section 6.03. To the extent that any Contribution under Section 4.03 or

4.04 is made in the form of Employer Stock, such Contribution shall be held in the Trust under the stock bonus component of the Plan and shall be allocated, pursuant to the provisions of Section 4.03 or 4.04, as applicable, to the Participants’ Stock Subaccounts, unless and until any such Participant directs the investment of such Contribution to one (1) or more of the other investment Funds available under the Plan pursuant to Section 12.02, at which time such Contribution shall become part of the non-stock bonus component of the Plan and shall be accounted for under such Participant’s Non-Stock Subaccounts.

(b) Notwithstanding anything in this Article IV to the contrary, Contributions under Section 4.04 shall be made in cash to the extent necessary to enable the Trustee to pay any maturing obligations under any outstanding Acquisition Loan. To the extent that Contributions for a Plan Year are used to repay an Acquisition Loan, any Leveraged Shares released from the Employer Stock Collateral Account as a result of the Contributions under Section 4.04 for the Plan Year shall be credited to the Employer Stock Suspense Account until allocated as provided in Section 4.04.

Section 4.02. Pre-Tax Contributions.

(a) A Participant who is an Eligible Employee may elect to have Pre-Tax Contributions made on his behalf as provided in this Section. Such a Participant may enter into a written salary deferral agreement with his Employer agreeing to have the Employer reduce his current cash compensation and contribute the reduction as Pre-Tax Contributions to the Plan of a specified percentage, equal to or greater than one percent (1%) of his Plan Compensation each pay period; provided, however, that Pre-Tax Contributions made on behalf of a Participant under the Plan (including Pre-Tax Contributions made pursuant to Section 4.10) for any calendar year shall not exceed (i) the dollar limitation contained in Code Section 402(g) in effect for such taxable year, and (ii) sixty (60%) percent of his Plan Compensation. A Participant’s Pre-Tax Contributions under this Section 4.02 shall include any Employer Contributions allocated to the Participant’s Pre-Tax Contribution Account. Pre-Tax Contributions shall reduce the cash compensation otherwise payable to such Participant and shall be paid in cash to the Trustee by the Employer on a basis consistent with its payroll practices within a reasonable period after being withheld from the cash compensation of a Participant, as required by ERISA.

(b) To the extent that the elected Pre-Tax Contributions of a Catch-Up Eligible Participant would exceed the applicable dollar limit under Code Section 402(g), such Contributions shall be deemed to be Catch-Up Contributions to the extent that the Participant’s Catch-Up Contributions for the Plan Year do not exceed the applicable Catch-Up Contributions Limit. In addition, a Catch-Up Eligible Participant may enter into a separate salary reduction agreement with his Employer pursuant to which his Employer shall reduce his cash compensation by an amount in excess of the applicable Pre-Tax Contribution Limit up to the Catch-Up Contribution Limit, and such reduction amount shall be contributed to the Plan as Catch-Up Contributions. Catch-Up Contributions made pursuant to this Subsection for a Plan Year, together with amounts deemed as Catch-Up Contributions for such Plan Year, shall not exceed the Catch-Up Contributions Limit for the Plan Year. Catch-Up Contributions shall not be treated as Pre-Tax Contributions for purposes of the Plan provisions implementing the requirements of Code Sections 401(k)(3), 402(g), 410(b), 415, or 416.

(c) No Participant shall be permitted to have elective deferrals made under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in Code Section 402(g) in effect for such taxable year, except to the extent permitted under Subsection (b) and Code Section 414(v), if applicable.

(d) Participant elections to make Pre-Tax Contributions shall be made on the Applicable Form, which form may enable the Participant to exclude deferral elections from bonuses or other specified elements of Plan Compensation. A Participant may elect to make or change an election to make Pre-Tax Contributions as of the first day of each month on the Applicable Form within such period before the effective date of the change as the Administrator may establish. A Participant may suspend his Pre-Tax Contributions at any time on an Applicable Form filed with the Administrator within such period before the effective date of the suspension as the Administrator may establish.

(e) An election to make Pre-Tax Contributions shall not be valid with respect to any period during which the Participant is not an Eligible Employee. No election to make, change, or discontinue Pre-Tax Contributions shall be given retroactive effect.

(f) Pre-Tax Contributions made on behalf of a Participant for a Plan Year shall be allocated to the Pre-Tax Contributions Account of the Participant effective as of the earlier of the date coincident with or immediately following the date on which they are contributed to the applicable Trust or the last day of the Plan Year.

(g) The Administrator may establish additional nondiscriminatory rules and procedures governing the manner and timing of elections by Employees to make, change, or discontinue Pre-Tax Contributions, including, but not limited to, an additional limit on the Pre-Tax Contributions of Highly Compensated Employees.

Section 4.03. Matching Contributions.

(a) As of each payroll date during a Plan Year, Matching Contributions may be contributed on behalf of each Participant equal to a percentage of the Pre-Tax Contributions the Participant has made during that payroll period under Section 4.02 as approved by the

Administrator, plus an allocated percentage of the forfeitures from the previous Plan Year, if any. The Administrator may, for each Plan Year, determine that portion or percentage, if any, of the Pre-Tax Contributions of Participants that each Employer shall contribute as Matching Contributions and any limitations applicable to those contributions. In so doing, the Administrator may limit the maximum Matching Contribution of each Participant to a percentage of his Plan Compensation or a stated dollar amount. Effective for Plan Years beginning on or after June 1, 2002, notwithstanding anything contained herein to the contrary and unless determined otherwise by the Administrator, each Employer shall contribute on behalf of each Participant a Matching Contribution equal to seventy-five percent (75%) of such Participant’s Pre-Tax Contributions that do not exceed five percent (5%) of such Participant’s Plan Compensation. Each Employer shall contribute the established Matching Contribution for a Plan Year on behalf of each Participant.

(b) If a Participant is employed by more than one (1) Employer during a Plan Year, the portion of the total Matching Contribution of the Participant for the Plan Year that is paid by each Employer shall equal the percentage of the Pre-Tax Contributions of the Participant for the Plan Year paid by the Employer. Matching Contributions made on behalf of a Participant for a Plan Year shall be allocated to his Matching Account as of the date the Employer contributes the Matching Contribution to the Trust; provided, however, such Matching Contributions shall be allocated no later than the last day of the Plan Year during which the related Pre-Tax Contributions were made to the Plan.

Section 4.04. Regular and Nonelective Contributions.

(a) For each Plan Year, and subject to Subsection (c) below, the Administrator, in its sole discretion, shall determine and designate the amount of Regular Contributions, if any, that an Employer shall contribute. Regular Contributions for a Plan Year shall be allocated among the Regular Accounts of Covered Participants as of the Allocation Date for the Plan Year in proportion to the relative Plan Compensation of the Covered Participants for the Company’s fiscal year ending on the Allocation Date.

(b) Except as otherwise provided in Subsection (c), the Administrator shall determine and designate the amount of Nonelective Contributions, if any, that an Employer shall contribute for a Plan Year. Nonelective Contributions for a Plan Year shall be allocated among the Nonelective Contribution Accounts of Covered Participants who are Non-Highly Compensated Employees as of the last day of the Plan Year in proportion to the relative Plan Compensation of the Covered Participants for the Plan Year.

(c) Notwithstanding the preceding provisions of Subsections (a) and (b), to the extent that an Acquisition Loan is outstanding during any Plan Year, the amount of Employer Contributions with respect to such Plan Year, plus any applicable dividends on unallocated shares, shall first be applied to pay any maturing obligations on such Acquisition Loan. Each Acquisition Loan shall provide for the release from encumbrance of Employer Stock used as collateral for the Acquisition Loan pursuant to this Subsection (c). For each Plan Year during which the Acquisition Loan is outstanding, the number of shares of Employer Stock released from the Employer Stock Collateral Account must equal the number of encumbered shares held immediately before release for the current Plan Year multiplied by a fraction, the numerator of which is equal to the amount of principal and interest paid for the Plan Year and the denominator of which is equal to the sum of the numerator plus the principal and interest to be paid in future Plan Years without regard to possible extension or renewal periods. Amounts released from the Employer Stock Collateral Account for a Plan Year shall be credited to the Employer Stock

Suspense Account as provided until allocated among the Stock Subaccounts of Covered Participants, as of the last day of such Plan Year, in proportion to the relative Compensation of such Covered Participants for the Plan Year. Such number of shares of Employer Stock shall be identified as part of the Regular Accounts of such Participant. The shares of Employer Stock allocated under this Section shall be credited to the Trust Fund at the fair market value of such shares as of the applicable allocation date, as determined in accordance with Section 12.04.

(d) If a Covered Participant is employed by more than one (1) Employer during a Plan Year, the portion of the Nonelective Contributions and Regular Contributions of such Covered Participant for the Plan Year that is paid by each Employer shall equal the percentage of the Plan Compensation of the Covered Participant for the Plan Year paid by that Employer.

(e) For any Participant who is on a leave of absence pursuant to the FMLA, allocations under this Section shall be made to the Participant’s Account(s) as though the Participant was currently at work on the applicable allocation date(s); provided, however that, for any Participant who does not return to work immediately following a leave of absence taken pursuant to the FMLA, said Participant shall forfeit any and all allocations made to the Participant’s Account(s) during the Participant’s FMLA leave of absence.

Section 4.05. Participant After-Tax Contributions. Effective March 16, 2007, Participant after-tax contributions shall no longer be permitted to be made under the Plan.

Section 4.06. Payment, Deductibility, and Nature of Contributions and Dividends.

(a) The Employer Contributions under Sections 4.03 and 4.04 shall be made as of the last day of the Plan Year, or such earlier allocation date as determined by the Employer; and shall actually be paid within such time period as permitted by law.

(b) If an Employer is unable to make any Contribution provided under Sections 4.03 or 4.04, any other Employer may make such Contributions on behalf of such Employer, as determined in the sole discretion of the Administrator; provided, however, the total Contributions of an Employer for any Plan Year under Sections 4.03 and 4.04, including any dividends, shall not exceed the amount allowable as a deduction from the income of the Employer for purposes of income tax liability under the Code, and any such Contributions are conditioned on such deductibility.

(c) Dividends paid on Employer Stock held under the stock bonus plan component of the Plan, and as provided in Section 18.04, shall be deductible to the full extent provided under Code Section 404(k).

Section 4.07. Expenses of Plan. All reasonable expenses of administering the Plan shall be paid by the Trustee and shall be charged against and paid from the Trust Fund, unless an Employer pays such expenses.

Section 4.08. Recapture of Tax Credit.

(a) Any and all amounts transferred to the Plan by an Employer because of the requirements of Code Sections 41(c)(1)(B) or 48(n)(1) (as in effect prior to the enactment of the Tax Reform Act of 1984) shall remain in the Plan to be allocated to the Tax Credit Accounts of the Participants (and if previously allocated to the Tax Credit Accounts of the Participants shall remain so allocated), even though part or all of the Employee plan credit (as in effect prior to the enactment of the Tax Reform Act of 1984) or the federal tax credit allowed under Code Section 41 with respect to such amounts is recaptured or redetermined.

(b) Notwithstanding Subsection (a) above, contributions by the Employer are conditioned on the determination by the Secretary of Treasury, or his delegate, that the Plan meets the requirements of Code Section 409 and any such contribution shall be returned to the Employer within one (1) year after the date on which the Secretary, or his delegate, issues a notice to the Company that the Plan does not satisfy the requirements of Code Section 409; provided an application for such determination was filed with the Secretary or his delegate not later than ninety (90) days after the date on which an Employee plan credit is claimed under the Code by an Employer.

Section 4.09. Rollover Contributions and Transfers to the Plan.

(a) At any time during a Plan Year, an Eligible Employee may contribute to the Plan in cash, and the Plan shall accept, Direct Rollovers (as defined in Section 7.13) of distributions from the following types of plans: (i) a qualified plan described in Code Section 401(a) or 403(a), excluding after-tax employee contributions; (ii) an annuity contract described in Code Section 403(b), excluding after-tax employee contributions; and (iii) an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. The Plan shall accept a contribution from an Eligible Employee of an Eligible Rollover Distribution (as defined in Section 7.13) (excluding after-tax employee contributions) from (i) a qualified plan described in Code Section 401(a) or 403(a), (ii) an annuity contract described in Code Section 403(b), and (iii) an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or an agency or instrumentality of a state or political subdivision of a state. The Plan shall accept a rollover contribution from an Eligible Employee (excluding after-tax employee contributions) of the portion of a distribution from an individual retirement account or annuity described in Code Section 408(a) or 408(b) that is eligible to be rolled over and would otherwise be includible in gross income. Before a Rollover Contribution is made, the Eligible Employee shall designate the

Fund or Funds in which he wishes his Rollover Contribution to be invested. A Rollover Contribution shall be allocated to the Rollover/Transfer Account of the Eligible Employee as of the date of the contribution.

(b) A direct transfer to the Trustee of this Plan from the trustee of another plan that is qualified under Code Section 401(a) shall be made in connection with the merger of such other plan into this Plan or the transfer under Code Section 414(l) of the accrued benefit of any Participant who was a participant under such other plan. Any such direct transfer must be made directly by the trustee or other funding agent of the other plan rather than by the Participant. In no event may any direct transfer be made to this Plan which is attributable to deductible voluntary contributions within the meaning of Code Section 72(o)(5).

(c) A direct transfer may be made in cash or property; provided, however, that the Trustee shall have the right to reject a direct transfer if the assets are in a form inconsistent with the investment philosophy of the Trustee. Alternatively, the Trustee shall have the authority to convert noncash transferred assets to cash, securities or other investments. Any expenses incurred in converting such assets shall be paid from the assets received in the direct transfer.

(d) Unless the Eligible Employee elects otherwise on the Applicable Form, the direct transfer shall be invested in the investment Fund or Funds in which the Accounts to which the direct transfer is recorded pursuant to this Subsection 4.09(d). Separate accounting may be maintained with respect to any amounts transferred to this Plan pursuant to this Section 4.09.

Section 4.10. Employer Contributions Under the Biomet, Inc. Flexible Benefits Plan. Employer contributions as provided for under the Biomet, Inc. Flexible Benefits Plan, a benefit program under the Biomet, Inc. Employee Benefit Plan (“Flexible Benefits Plan”) may be allocated to the Participant’s Pre-Tax Contribution Account as Pre-Tax Contributions to the extent so elected by the Participant under the Flexible Benefits Plan, in accordance with the terms and conditions of the Plan and the Flexible Benefits Plan.

ARTICLE V.

LIMITATIONS ON CONTRIBUTIONS AND OTHER ADDITIONS

Section 5.01. Applicability of Article. Notwithstanding any other provision of the Plan to the contrary, Contributions to the Plan and additions to Accounts of Participants shall be limited as provided in Code Sections 401(k), 401(m) and 415, as provided in this Article.

Section 5.02. Definitions. As used in this Article, the following terms, when capitalized, shall have the following meanings, unless otherwise expressly provided:

(a) “Allocable Income” means the sum of the allocable gain or loss for the year or partial year, as the case may be, determined in accordance with Code Section 401(k), 401(m), or 402(g), and the regulations promulgated thereunder. For Plan Years beginning before December 31, 2007, Allocable Income shall include gains or losses for the period from the end of the year to the date of the distribution or correction, but only to the extent that the excess amounts are or will be credited with gains or losses for the period.

(b) “Average Contribution Percentage” means the average (expressed as a percentage to the nearest one-hundredth of one percent) of the Contribution Percentages of the Eligible Participants in a group.

(c) “Average Deferral Percentage” means the average (expressed as a percentage to the nearest one-hundredth of one percent) of the Deferral Percentages of the Eligible Participants in a group.

(d) “Compensation” means, for purposes of Code Sections 401(k) and 401(m), compensation as defined in Code Section 414(s) which, in general, defines compensation as having the meaning given such term by Subsection 5.06(d); provided, however, to the extent permitted by the Code, Compensation for any period during which an individual is not a Participant may be disregarded. For Plan Years beginning on or before December 31, 1997, the Company may elect to include elective deferrals described in Code Section 414(s)(2) in Compensation. For Plan Years beginning after December 31, 1997, elective deferrals described in Code Section 414(s)(2) shall be included in Compensation unless the Company elects to exclude such elective deferrals. In general, elective deferrals described in Code Section 414(s)(2) include any amount that is contributed by an Affiliated Employer pursuant to a salary reduction agreement and that is not includible in the gross income of an Employee under Code Section 125, 132(f)(4), 402(e)(3), 402(h), 403(b) or 457.

(e) “Contribution Percentage” means the ratio (expressed as a percentage to the nearest one-hundredth of one percent) of the Matching Contributions (excluding Matching Contributions that are forfeited because the contribution to which they relate are Excess Deferral Amounts, Excess Contributions or Excess Aggregate Contributions) and after-tax contributions of an Eligible Participant for the Plan Year to the extent not used to satisfy one of the tests under Subsection 5.04(a), as applicable, to the Compensation of the Participant for the Plan Year. As may be necessary to satisfy one (1) of the tests under Subsection 5.05(a), and in the sole discretion of the Administrator, Elective Deferrals and Nonelective Contributions of a Participant that are not necessary to meet one (1) of the tests under Subsection 5.04(a) for the Plan Year may be included in the determination of such Contribution Percentage for the Plan Year. The Contribution Percentage for Participants shall be determined in accordance with the following:

(1) The Contribution Percentage for any Highly Compensated Participant for the Plan Year who is eligible to make employee contributions, or to receive matching contributions, qualified nonelective contributions, or Elective Deferrals allocated to his accounts under two (2) or more plans described in Code Section 401(a) or arrangements described in Code Section 401(m), and that are maintained by an Affiliated Employer, shall be determined as if all such contributions and deferrals were made under this Plan, without regard to the plan years of the other plans or arrangements.

(2) In the event that the Plan satisfies the requirements of Code Section 410(b) only if aggregated with one (1) or more other plans, or if one (1) or more other plans satisfy the requirements of Code Section 410(b) only if aggregated with the Plan, the Contribution Percentages of Eligible Participants shall be determined as if all such plans were a single plan.

(f) “Current Plan Year” means the Plan Year for which tests given in Section 5.04 or 5.05 are being performed.

(g) “Deferral Percentage” means for an Eligible Participant the ratio (expressed as a percentage to the nearest one-hundredth of one percent) of the sum of Elective Deferrals (including Excess Deferral Amounts of Highly Compensated Participants) and Nonelective Contributions of the Participant for the Plan Year to the Compensation of the Eligible Participant for the Plan Year. The Deferral Percentage for Participants shall be determined in accordance with the following:

(1) The Deferral Percentage for any Highly Compensated Participant for the Plan Year who is eligible to make Elective Deferrals, or to receive matching contributions or qualified nonelective contributions allocated to his accounts under two (2) or more plans described in Code Section 401(a) or arrangements described in Code Section 401(k), and that are maintained by an Affiliated Employer, shall be determined as if all such contributions and deferrals were made under this Plan, without regard to the plan years of the other plans or arrangements.

(2) In the event that the Plan satisfies the requirements of Code Section 410(b) only if aggregated with one (1) or more other plans, or if one (1) or more other plans satisfy the requirements of Code Section 410(b) only if aggregated with the Plan, the Deferral Percentages of Eligible Participants shall be determined as if all such plans were a single plan.

(h) “Elective Deferrals” means elective deferrals as defined by Code Section 402(g)(3), excluding, however, Catch-Up Contributions and any deferrals properly distributed as excess annual additions under Section 5.06.

(i) “Eligible Participant” means for a Plan Year any Eligible Employee who is eligible, in accordance with Code Section 401(k), to make Pre-Tax Contributions for the Plan Year.

(j) “Excess Aggregate Contributions” means the total amount of Matching Contributions and after-tax contributions with respect to Highly Compensated Participants for the Plan Year that, if reduced, would result in the Plan satisfying one (1) of the tests under Subsection 5.05(a). The Excess Aggregate Contributions are determined for the group of Highly Compensated Participants under a leveling method, starting with the Participant with the highest Contribution Percentage. The first amount of excess attributable to that Participant is the amount of said Matching Contributions and after-tax contributions that, if reduced, would result in the Contribution Percentage of the Participant being equal to the greater of (i) the Contribution Percentage of the Participant with the next highest Contribution Percentage, or (ii) the Contribution Percentage for the Participant that would result in the Plan satisfying one (1) of the tests under Subsection 5.05(a). If one (1) of the tests under Subsection 5.05(a) is not then satisfied, the same process is repeated with the Highly Compensated Participant with the next highest Contribution Percentage until one (1) of such tests is satisfied. The total amount of Excess Aggregate Contributions is equal to the total of the reductions in Matching Contributions and after-tax contributions of all affected Participants after application of this Section.

(k) “Excess Contributions” means the total amount of Elective Deferrals with respect to Highly Compensated Participants for the Plan Year that, if reduced, would result in the Plan satisfying one (1) of the tests under Subsection 5.04(a). Excess Contributions are determined for the group of Participants who are Highly Compensated Participants under a leveling method, starting with the Participant with the highest Deferral Percentage. The first amount of excess attributable to that Participant is the amount of Elective Deferrals that, if reduced, would result in the Deferral Percentage of the Participant being equal to the greater of (i) the Deferral Percentage of the Highly Compensated Participant with the next highest Deferral Percentage or (ii) the Deferral Percentage that would result in the Plan satisfying one (1) of the tests under Subsection 5.04(a). If one (1) of the tests under Subsection 5.04(a) is not then satisfied, the same process is repeated with the Highly Compensated Participant with the next highest Deferral Percentage until one (1) of such tests is satisfied. The total amount of Excess Contributions is equal to the total of such reductions in Elective Deferrals of all affected Participants after application of this Section.

(l) “Excess Deferral Amount” means the amount of Elective Deferrals for a calendar year that the Participant timely claims pursuant to the following procedure:

(1) A Participant may submit a claim on the Applicable Form to the Administrator not later than the March 1 following the close of the calendar year for which the claim for an Excess Deferral Amount is made, specifying the Excess Deferral Amount claimed by the Participant for the preceding calendar year for the Plan.

(2) Said claim shall be accompanied by the written statement of such Participant that if such amounts are not distributed, such claimed Excess Deferral Amount, when added to amounts deferred under other plans or arrangements described in Code Sections 401(k), 403(b), or 408(k), exceeds the limit imposed on the Participant by Code Section 402(g) (including, if applicable, the limitation on Catch-Up Contributions under Code Section 414(v)) for the calendar year in which the deferral occurred.

(m) “Highly Compensated Participant” means any Participant who is a Highly Compensated Employee and who is an “eligible employee” within the meaning of Code Section 401(k) or 401(m), as the case may be.

(n) “Nonelective Contributions” means, for a Participant for a Plan Year, the amount of Nonelective Contributions designated under Subsection 4.04(b); provided, however, Matching Contributions may be treated as Nonelective Contributions to the extent used to satisfy one (1) of the tests under Subsection 5.04(a).

(o) “Non-Highly Compensated Participant” means any Participant who is not a Highly Compensated Participant and who is an “eligible employee” within the meaning of Code Section 401(k) or 401(m), as the case may be.

(p) “Prior Plan Year” means the Plan Year immediately preceding the Current Plan Year.

Section 5.03. Distribution of Excess Deferral Amount. Excess Deferral Amounts, adjusted for Allocable Income, may be distributed in the discretion of the Administrator not later than each April 15 to the Participant who claims such Excess Deferral Amount for the preceding calendar year.

Section 5.04. Limitations on Contributions under Code Section 401(k) and the Distribution of Excess Contributions.

(a) The Plan shall be administered to satisfy the test under either Paragraph (1) or Paragraph (2) below in each Plan Year:

(1) The Average Deferral Percentage for the group of Highly Compensated Participants for the Current Plan Year shall not exceed the Average Deferral Percentage for the group of Non-Highly Compensated Participants for the Current Plan Year multiplied by one and twenty-five one-hundredths (1.25).

(2) The Average Deferral Percentage for the group of Highly Compensated Participants for the Current Plan Year shall not exceed the Average Deferral Percentage for the group of Non-Highly Compensated Participants for the Current Plan Year multiplied by two (2.0), provided the Average Deferral Percentage for the group of Highly Compensated Participants does not exceed the Average Deferral Percentage for the group of Non-Highly Compensated Participants by more than two (2) percentage points.

(b) In the event there are Excess Contributions for a Plan Year, one (1) of the tests under Subsection (a) shall be met by distributing to each affected Participant the Excess Contributions allocable to such Participant pursuant to Subsection (c), adjusted for Allocable Income, on or before the last day of the following Plan Year. Notwithstanding anything in the Plan to the contrary, no Matching Contributions shall be made with respect to any such Excess Contributions.

(c) The Excess Contributions for a Plan Year shall be allocated among Highly Compensated Participants under a leveling method, starting with the Highly Compensated Participant with the highest dollar amount of Elective Deferrals for the Plan Year. The first amount of excess allocated to that Participant is the amount of said Elective Deferrals that, if reduced, would result in the dollar amount of Elective Deferrals of the Participant being equal to the greater of (i) the dollar amount of Elective Deferrals of the Highly Compensated Participant with the next highest dollar amount of Elective Deferrals, or (ii) the dollar amount of contributions for the Participant that would result in the Plan satisfying one (1) of the tests under Subsection 5.04(a). If one (1) of the tests under Subsection 5.04(a) is not then satisfied, the same process is repeated with the Highly Compensated Participant with the next highest dollar amount of Elective Deferrals until one (1) of such tests is satisfied. The Excess Contributions, adjusted for Allocable Income, shall be distributed to the affected Participants no later than the last day of the succeeding Plan Year.

(d) The Administrator may adjust the Elective Deferral election of any Highly Compensated Participant to the extent it anticipates that such adjustment is necessary to satisfy the test under Subsection 5.04(a).

Section 5.05. Limitations on Contributions under Code Section 401(m) and the Distribution of Excess Aggregate Contributions.

(a) The Plan shall be administered to satisfy the test under either Paragraph (1) or Paragraph (2) below in each Plan Year:

(1) The Average Contribution Percentage for the group of Highly Compensated Participants for the Current Plan Year shall not exceed the Average Contribution Percentage for the group of Non-Highly Compensated Participants for the Current Plan Year multiplied by one and twenty-five one-hundredths (1.25).

(2) The Average Contribution Percentage for the group of Highly Compensated Participants for the Current Plan Year shall not exceed the Average Contribution Percentage for the group of Non-Highly Compensated Participants for the Current Plan Year multiplied by two (2.0), provided that the Average Contribution Percentage for the group of Highly Compensated Participants does not exceed the Average Contribution Percentage for the group of Non-Highly Compensated Participants by more than two (2) percentage points.

(b) In the event there are Excess Aggregate Contributions for a Plan Year, one of the tests under Subsection (a) shall be met by forfeiting, if forfeitable, or distributing to each affected Participant, if not forfeitable, the Excess Aggregate Contributions, adjusted for Allocable Income, allocable to such Participant no later than the last day of the succeeding Plan Year. The Excess Aggregate Contributions shall be allocated among Highly Compensated Participants under a leveling method, starting with the Highly Compensated Participant with the highest dollar amount of Matching Contributions and after-tax contributions for the Plan Year. The first amount of excess distributed to that Participant is the amount of said Matching Contributions and after-tax contributions that, if reduced, would result in the dollar amount of Matching Contributions and after-tax contributions of the Participant being equal to the greater of (i) the dollar amount of Matching Contributions and after-tax contributions of the Highly Compensated Participant with the next highest dollar amount of Matching Contributions and after-tax contributions, or (ii) the dollar amount of Matching Contributions and after-tax contributions for the Participant that would result in the Plan satisfying one (1) of the tests under

Subsection 5.05(a). If one (1) of the tests under Subsection 5.05(a) is not then satisfied, the same process is repeated with the Highly Compensated Participant with the next highest dollar amount of Matching Contributions and after-tax contributions until one (1) of such tests is satisfied.

(c) The determination of the Excess Aggregate Contributions for the Plan Year shall be made after application of the provisions of Section 5.04 for the Plan Year. Forfeitures of Excess Aggregate Contributions shall be used to reduce future Employer Contributions under Section 4.03 or 4.04.

Section 5.06. Stock Bonus Component Aggregation. For purposes of satisfying the nondiscrimination requirements under Code Sections 401(k) and 401(m) as provided in Sections 5.04 and 5.05, the stock bonus component of the Plan should be aggregated with the profit sharing plan component of the Plan.

Section 5.07. Limitation under Code Section 415. Notwithstanding any other provisions in the Plan to the contrary, the following limitations shall apply:

(a) Except to the extent permitted under Subsection 4.02(b) and Code Section 414(v), in no event shall the “annual addition,” as defined in Subsection (f), for a Participant for any Plan Year (which shall be the limitation year) exceed the lesser of:

(1) Forty Thousand Dollars ($40,000) (as increased by the Cost of Living Adjustment); or

(2) One hundred percent (100%) of the “compensation,” as defined in Subsection (d), that such Participant received from Affiliated Employers during the Plan Year.

The Compensation limit referred to in Paragraph (2) above shall not apply to any Contribution for medical benefits after separation from service (within the meaning of Code Section 401(h) or Code Section 419A(f)(2) that is otherwise treated as an annual addition). Notwithstanding the foregoing, if any Plan Year consists of less than twelve (12) months, the annual dollar limit referred to in Paragraph (l) shall be multiplied by a fraction, the numerator of which is the number of months in the short Plan Year and the denominator of which is twelve (12).

(b) The Plan shall be administered so as to comply with the limitations of Code Section 415. Notwithstanding anything in Article IV, the Contributions on behalf of any Participant shall be reduced to the extent necessary to comply such limitations.

(c) For purposes of this Section and subject to Code Section 415(h), all defined contribution plans of an Affiliated Employer are to be treated as a single defined contribution plan, and all Affiliated Employers shall be considered as a single employer.

(d) For purposes of this Section, ‘compensation’ means compensation as defined in Code Section 415(c)(3). In general, Code Section 415(c)(3) defines compensation as all of a Participant’s wages as defined in Code Section 3401(a) for the purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)); provided, however, compensation shall also include the amount of any elective deferrals, as defined in Code Section 402(g)(3), and any amount contributed or deferred by the employer at election of the Employee and that is not includable in the gross income of the Employee by reason of Code Section 125, 132(f)(4) or 457.

(e) If the annual addition for a Participant under the Plan, determined without regard to the limitation of Subsection (a), would have been greater than the annual addition for such Participant as limited by Subsection (a), then the excess, if due to a reasonable error in estimating compensation or such other circumstances as found by the Secretary of the Treasury to justify application of this Subsection, shall be reduced, to the extent necessary to satisfy such limitation by reallocating to the other Participants any Employer Contributions of such Participant for the Plan Year without any allocation of income or loss thereto in proportion to the relative Plan Compensation of the Participants for the Plan Year. Provided, however, if such reallocations would result in the annual additions for all eligible Participants exceeding the limitations of Subsection (a), the excess shall be held unallocated in a suspense account and used to reduce Employer Contributions in subsequent Plan Years.

(f) For purposes of this Section, “annual addition” means the annual addition as defined in Code Section 415(c) and as modified in Code Sections 415(l)(1) and 419(A)(2). In general, Code Section 415(c) defines the annual addition as the sum of the following amounts credited to a Participant’s accounts for the limitation year under this Plan and any other plan maintained by an Affiliated Employer:

(1)	employer contributions;

(2)	employee contributions; and

(3)	forfeitures.

Amounts allocated, after March 31, 1984, to an individual medical account, as defined in Code Section 415(1)(2), that is part of a pension or annuity plan maintained by an Affiliated Employer are treated as annual additions to a defined contribution plan. Excess Aggregate Contributions and Excess Contributions shall be treated as annual additions under the Plan even if distributed.

Rollover Contributions are not included in annual additions. Also, amounts derived from contributions paid or accrued after December 31, 1984, in taxable years ending after such date, that are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in Code Section 419A(d)(3), under a welfare benefit fund, as defined in Code Section 419(e), maintained by an Affiliated Employer are treated as annual additions to a defined contribution plan.

For purposes of this Section, any Leveraged Shares of Employer Stock released from the Employer Stock Suspense Account and allocated to a Participant’s Stock Subaccounts for a Plan Year shall be accounted for at the lower of (i) the fair market value of the shares as of the allocation date, or (ii) the amount of the Employer Contributions made to the Plan which resulted in the release of those shares from the Employer Stock Suspense Account for the Plan Year.

Section 5.08. Priority of Limitations. The provisions of Sections 5.03, 5.04, 5.05, and 5.07 shall be applied in the following order: (i) Section 5.03; (ii) Section 5.04; (iii) Section 5.05; and (iv) Section 5.07.

ARTICLE VI.

ACCOUNTING

Section 6.01. Participant Accounts.

(a) The Administrator shall establish and maintain adequate records to reflect the Accounts of each Participant and Beneficiary. Credits and charges shall be made to such Accounts pursuant to the Plan to reflect contributions, distributions, and withdrawals and to reflect gains or losses. Each Participant shall have a separate Pre-Tax Contribution Account, Matching Account, Nonelective Contribution Account, Regular Account, Rollover/Transfer Account, Savings Account and Tax Credit Account, with a Stock Subaccount and Non-Stock

Subaccount maintained under each such Account. The Administrator shall maintain a record of the Employer Stock and the value of all other assets attributable to each Account. The maintenance of individual accounts is for accounting purposes only, and a segregation of Plan assets to each Account shall not be required, except as otherwise provided in the Plan.

(b) Each Participant’s Stock Subaccount shall be credited with shares of Employer Stock (including fractional shares), as provided in the Plan, whether (i) contributed to the Trust, (ii) acquired and paid for by the Trust, including Leveraged Shares released from the Employer Stock Suspense Account, or (iii) invested, at the Participant’s direction, in Employer Stock at any time on or after June 1, 2001. Each Participant’s Stock Subaccount shall be charged or reduced with respect to all or any portion of such Stock Subaccount that is transferred, at the Participant’s direction, to the Participant’s Non-Stock Subaccount. The Administrator shall maintain records of the cost basis (which, at the Administrator’s sole discretion, may be based on average cost) of Employer Stock allocated to a Participant’s Stock Subaccount.

(c) Each Participant’s Non-Stock Subaccount shall be credited with his allocable share, as provided in the Plan, of (i) Contributions that are not in the form of Employer Stock, and (ii) investments, at the Participant’s direction or pursuant to the default investment established by the Administrator, at all times on and after June 1, 2001, in assets other than Employer Stock, and shall be adjusted for any net income or loss of the Trust not attributable to Employer Stock, as provided in Section 6.04. Each Participant’s Non-Stock Subaccount shall be charged or reduced for (i) the Participant’s share of any cash payment by the Trustee for the acquisition of Employer Stock, (ii) the payment of any principal or interest due under any Acquisition Loan, or (iii) the transfer of all or any portion of such Non-Stock Subaccount, at the Participant’s direction, to the Participant’s Stock Subaccount.

Section 6.02. Valuation. As of each Valuation Date, the Trustee shall determine the fair market value of the Trust Fund, each separate Fund and each share of Employer Stock that it holds in accordance with the Trust Agreement and Section 6.03. Based on the valuation of the Trustee, the Administrator, or its designee, shall determine the value of the Accounts of each Participant and the number of shares of Employer Stock, if any, credited to that Account.

Section 6.03. Value of Accounts of Participants.

(a) The value of an Account as of any Valuation Date shall be determined in accordance with ERISA Sections 408(e) and 3(18) and regulations thereunder. The value of the Account shall be determined as of the close of business on such Valuation Date, or if the NASDAQ or any national securities exchange on which the Fund or Employer Stock is trading, is not open on such date (or, in the case of Employer Stock, the Employer Stock is not traded on such date), as of the close of business on the first day prior to such Valuation Date that the NASDAQ or national securities exchange is open (or that Employer Stock is traded), increased by the amount of any Contributions allocated to the Account after the prior Valuation Date and reduced by the amount of any payments or withdrawals made from the Account after the prior Valuation Date.

(b) The value of Employer Stock shall be the closing price of the Employer Stock as reported on NASDAQ or any national securities exchange on which the Employer Stock is trading; provided, however, that if the Employer Stock is traded on NASDAQ and if the closing price is greater than the bid price or less than the asked price, then the value of Employer Stock shall be determined by taking the average of the most recent bid and asked prices quoted by persons independent of the Employer or any Party in Interest, as reported on NASDAQ. Determination of the value of Employer Stock with respect to transactions between the Plan and a Party of Interest shall be made as of the date of the transaction.

Section 6.04. Allocation of Earnings to Non-Stock Subaccounts. Subject to the loan provisions under Article VIII, earnings on the Non-Stock Subaccounts of each Participant shall be allocated as follows:

(a) If a Fund separately accounts for the portion of each Participant’s share of the Fund earnings, the earnings of the Fund, whether positive or negative, shall be allocated among the Non-Stock Subaccounts invested in that Fund pursuant to the rules of the Fund.

(b) If a Fund does not separately account for the portion of each Participant’s Fund earnings, the earnings of the Fund, whether positive or negative, shall be allocated among all Non-Stock Subaccounts in proportion to the relative value of those Non-Stock Subaccounts invested in the Fund during the period following the preceding Valuation Date, which relative value shall be determined under a reasonable procedure established by the Administrator and consistently applied. Accounts terminated since the preceding Valuation Date shall be disregarded for purposes of this Subsection.

(c) The earnings of a Fund shall be determined pursuant to the rules of that Fund.

Section 6.05. Calculation on Basis of Employer Stock. For purposes of determining the net unrealized appreciation on any Employer Stock distributed to the Participant, the cost or other basis of such Employer Stock shall be the cost or other basis to the Trust Fund of each such share of Employer Stock.

ARTICLE VII.

BENEFITS

Section 7.01. Retirement Benefits.

(a) When a Participant Retires he is entitled to begin distribution of his Accounts. Such Accounts shall be paid, as elected by the Participant on the Applicable Form, either (i) in a lump sum payment, or (ii) in monthly, quarterly, semiannual, or annual installments over a period of years not to exceed the life expectancy of the Participant, increased or decreased for any gain or loss as allocated to the Accounts under the Plan during the installment period. If any portion of the Vested Accounts of the Participant consists of Employer Stock, the Participant may elect that all or any part of such portion of his Vested Accounts be distributed in whole shares of such Employer Stock and the remainder thereof in cash. In the event a Participant makes no election, his Accounts shall be paid in a lump sum cash payment.

(b) Actual payment of such benefits shall begin within ninety (90) days after the later of the Participant’s Normal Retirement Date or the date he actually Retires; provided, however, a Participant who Retires before his Normal Retirement Date may elect an earlier distribution on an Applicable Form. After a Participant informs the Administrator of his wish to receive an early distribution, the Administrator shall provide the Participant with a written notice of (i) his right to defer receipt of the distribution, and (ii) his right to a period of at least 30 days after receiving the notice to decide whether to elect an early distribution. After receiving the Administrator’s written notice, the Participant may elect an early distribution date that is not more than 180 days after the date of the notice and, except as provided in the following sentence, is at least 30 days after the notice. The Participant may waive the 30-day notice requirement described in the preceding sentence, but not the 180-day requirement. The Participant’s election must be made on the Applicable Form.

(c) Notwithstanding the foregoing and effective with respect to a distribution made on or after March 28, 2005, if the value of the Accounts of a Participant, excluding his Rollover/Transfer Account, at the time of distribution does not exceed One Thousand Dollars ($1,000), his Accounts shall be paid to him in a lump sum payment within ninety (90) days after the Participant Retires.

(d) Distributions shall be based on the value of the Accounts as of the Valuation Date coincident with or immediately preceding the distribution date.

Section 7.02. Death Benefits.

(a) If a Participant dies after distribution of his Accounts has begun under the Plan, any remaining installments shall be paid as they become due unless his Beneficiary elects a lump sum cash payment of such remaining installments on an Applicable Form.

(b) If a Participant dies prior to distribution of his Accounts, his Accounts, if any, shall be paid to the primary or contingent Beneficiary of the Participant under Section 7.03 in a lump sum cash payment, or, at the Beneficiary’s election and only to the extent of the value of the Participant’s Stock Subaccounts at the time of distribution, in the form of Employer Stock. Payment of such benefit shall be made as soon as administratively feasible following the date of death.

Section 7.03. Beneficiaries.

(a) If a Participant is married, his primary Beneficiary shall be his Spouse, unless he elects a different primary Beneficiary under Subsection (b).

(b) Each Participant may designate on an Applicable Form filed with the Administrator one (1) or more primary and contingent Beneficiaries to receive any death benefits payable under this Plan upon his death. Each such designation may be revoked, amended, or changed by the Participant by notice in writing to the Administrator. To be effective, a Beneficiary designation must be received by the Administrator during the Participant’s life. The designation of a Beneficiary other than the Spouse of such Participant shall not be effective unless:

(1) the consent of the Spouse of the Participant (i) is obtained on the Applicable Form, (ii) acknowledges the effect of the election, (iii) applies only to a specific Beneficiary designation that may not be changed without spousal consent (or the consent of the Spouse expressly permits future elections by the Participant without any requirement of further consent by the Spouse), and (iv) is witnessed by a notary public; or

(2) the Participant establishes to the satisfaction of the Administrator, in its sole discretion, that the consent under Paragraph (1) cannot be obtained because (i) the Participant has no Spouse, (ii) the Spouse of the Participant cannot be located, or (iii) of such other circumstances as the Secretary of the Treasury by regulation may prescribe.

Any consent by a Spouse of a Participant, or establishment that consent of such Spouse cannot be obtained, shall be effective only with respect to such Spouse.

(c) In the absence of a designation by the Participant or if all designated Beneficiaries predecease the Participant, the benefits, if any, shall be paid to the surviving Spouse of the Participant, if living at the time of the death of the Participant, or if no such Spouse is then living, then to the descendants of the Participant, per stirpes, who are living at the time of the death of the Participant, or if there are no such descendants then living, then to the estate of the Participant.

Section 7.04. Termination Benefits.

(a) If a Participant Terminates Employment prior to his Retirement for any reason other than death, such Participant is entitled to receive his Vested Accounts, if any, as provided in this Section. If any portion of the Vested Accounts of the Participant consists of Employer Stock, the Participant may elect that all or any part of such portion of his Vested Accounts be distributed in whole shares of such Employer Stock and the remainder thereof in cash.

(b) The Vested portion of the Accounts of a Participant under Subsection (a), based on the value of his Accounts as of the Valuation Date coincident with or immediately preceding the distribution, shall be paid in a lump sum within ninety (90) days after the Participant Terminates Employment, if, effective with respect to a distribution made on or after March 28, 2005, the Vested portion of the Accounts of the Participant, excluding his Rollover/Transfer Account, does not exceed One Thousand Dollars ($1,000) at the time of the distribution.

(c) If the Vested portion of the Accounts of the Participant, excluding his Rollover/Transfer Account, exceeds One Thousand Dollars ($1,000) at the time of any distribution on or after March 28, 2005, the Vested portion of the Accounts of a Participant under Subsection (a) shall be paid in a lump sum within ninety (90) days after the Participant Terminates Employment and elects such a distribution if the Participant consents on the Applicable Form to such distribution.

(d) In the event that the Vested Accounts of a Participant equal or exceed the cash surrender value of any insurance contracts held in the Participant’s name, the Trustee, when so directed by the Administrator and agreed to by the Participant, shall assign, transfer, and give over to such Participant all contracts on his life in such form or with such endorsements, so that the settlement options are consistent with the provisions of Section 7.01. In the event that the Vested Accounts do not at least equal the cash surrender value of the contracts, if any, held in the Participant’s name, the Participant may pay over to the Trustee the sum needed to make the distribution equal to the value of the contracts being assigned or transferred, or the Trustee, pursuant to the election of the Participant, may borrow the cash surrender value of the contracts from the insurer and then assign the contracts to the Participant.

(e) If the Vested portion of the Accounts of a Participant under Subsection (a) are not paid pursuant to Subsections 7.04(b), (c), or (d), such Vested Accounts shall be paid pursuant to the provisions of Section 7.01 commencing as of the date which would have been the Normal Retirement Date of the Participant had he not Terminated Employment.

(f) If a Participant who has Terminated Employment with a Vested Account dies before he begins receiving benefits hereunder, the Vested Accounts payable under Subsection (a) shall be paid in accordance with Section 7.02.

(g) Distributions payable as of any date shall be made on or as soon as administratively feasible after that date.

Section 7.05. In-Service Withdrawals of Pre-Tax Contribution Account.

(a) In addition to the withdrawal provisions in Section 7.08, a Participant who has not Terminated Employment may request on the Applicable Form, for reason of financial hardship as defined under regulations of the Internal Revenue Service, to withdraw in cash as of any Valuation Date all or part of his Pre-Tax Contribution Account, excluding any earnings of the Trust Fund allocated to such Pre-Tax Contribution Account after December 31, 1988. Only one (1) such request may be made each calendar quarter. Such a request must be on the

Applicable Form. Such hardship withdrawals may include all or any portion of the Stock Subaccount under the Participant’s Pre-Tax Contribution Account, which shall be deemed to be an election that any such Employer Stock be liquidated prior to distribution of the requested hardship withdrawal. The request will be approved only if it satisfies all the requirements of this Section.

(b) A withdrawal for reason of financial hardship must be on account of:

(1) expenses incurred for medical care as described in Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income) for the Participant, his Spouse, or any dependent of the Participant as defined in Code Section 152 or expenses necessary for such persons to obtain such medical care;

(2) costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant;

(3) payment of tuition, room and board expenses, and related educational fees for up to the next twelve (12) months of post-secondary education, including expenses for the then current semester or quarter, for the Participant, his Spouse, children, or any dependents of the Participant as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B);

(4) the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the principal residence of the Participant; or

(5) with respect to Plan Years beginning on or after January 1, 2007, payments for funeral or burial expenses for the Participant’s deceased parent, Spouse, child or dependent (as defined in Code Section 152, without regard to Code Section 152(d)(1)(B);

(6) with respect to Plan Years beginning on or after January 1, 2007, expenses to repair damage to the Participant’s principal residence that would qualify for a casualty loss deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(7) such other financial circumstances as declared by the Commissioner of Internal Revenue to constitute immediate and heavy financial need under Code Section 401(k) or the regulations thereunder.

(c) Any withdrawal under this Section for reason of financial hardship must satisfy all of the following requirements:

(1) The distribution may not be in excess of the amount of the immediate and heavy financial need of the Participant. The amount of the immediate and heavy financial need may include any amounts necessary to pay any federal, state, or local taxes or penalties reasonably anticipated to result from the distribution.

(2) The Participant must have obtained all distributions, other than hardship distributions, all dividends and all nontaxable loans currently available under all plans maintained by an Affiliated Employer; provided, however, the Participant shall not be required to obtain any such distribution or loan if the effect of such distribution or loan would be to increase the amount of the immediate and heavy financial need of the Participant.

(3) The Pre-Tax Contributions of the Participant under the Plan and any elective contributions or employee contributions of the Participant under any other plan maintained by an Affiliated Employer, except for employee contributions under a health or welfare benefit plan, including one that is part of a cafeteria plan under Code Section 125, shall be suspended for six (6) months after receipt of any withdrawal.

(d) The request by a Participant for a withdrawal shall specify the reason of the financial hardship, specify the amount the Participant wishes to withdraw to meet the need caused by the financial hardship, and state the need cannot be met:

(1) through reimbursement or compensation by insurance or otherwise;

(2) by reasonable liquidation of the assets of the Participant, to the extent such liquidation would not itself cause an immediate and heavy financial need;

(3) by cessation of Pre-Tax Contributions under the Plan; or

(4) by other currently available distributions (including distributions of dividends under Code Section 404(k)) and nontaxable (at the time of the loan) loans from plans maintained by the Employers or by any other employer, or by borrowing from commercial sources on reasonable commercial terms.

The Administrator shall determine whether financial hardship exists, and its determination shall be final and conclusive. Denial of a withdrawal request shall be made in accordance with the claims procedure of the Plan. In making this determination, the Administrator may rely on the representation by the Participant that the need cannot be met by any of the aforementioned resources or from any other resources that are reasonably available to the Participant. For purposes of this Section, the resources of the Participant include those assets of the Spouse of the Participant and the minor children of the Participant that are reasonably available to the Participant. The determination of whether resources are reasonably available to the Participant is to be made on the basis of all relevant facts and circumstances. If the Administrator requires further information in order to determine whether financial hardship exists, it may request this information.

(e) The Administrator shall apply uniform and nondiscriminatory standards in administering the provisions of this Section. The withdrawals shall be paid to the Participant as soon as practicable after approval by the Administrator of the Participant’s written request for a hardship withdrawal.

(f) No amount that is held as security for an outstanding Plan loan pursuant to Subsection 8.02(e) shall be eligible for a hardship withdrawal pursuant to this Section 7.05.

(g) Notwithstanding the foregoing provisions of this Section 7.05, as permitted by Code Section 401(k)(2)(B)(i) with regard to distributions made after September 11, 2001, any “qualified reservist” may request a distribution from his Pre-Tax Contribution Account at any time during a period of active duty and shall not be subject to the ten percent (10%) early withdrawal penalty tax under Code Section 72(t). For purposes of this Subsection (g), a “qualified reservist” is an individual who is a reservist or national guardsman who was ordered or called to active duty after September 11, 2001 and before December 31, 2007 for a period in excess of one hundred seventy-nine (179) days or for an indefinite period. A qualified reservist who takes a distribution from his Pre-Tax Contribution Account under this Subsection (g) may repay such distribution to an individual retirement account (i) at any time during the two (2) year period after the end of active duty, or (ii) by August 17, 2008, if later.

Section 7.06. In-Service Withdrawals of Rollover/Transfer Account.

(a) A Participant who has not Terminated Employment may request on the Applicable Form, for reason of financial hardship as defined under regulations of the Internal Revenue Service, to withdraw in cash all or part of his Rollover/Transfer Account. Such a withdrawal may not occur more than twice each Plan Year and is subject to approval of the Administrator. The request will be approved only if it satisfies all the requirements of this Section and Subsections 7.05(b), (c), (d), and (e).

(b) Any withdrawal under this Section for reason of financial hardship must not be in excess of the amount of the immediate and heavy financial need for the Participant.

(c) A Participant may, at his election, also withdraw any amount necessary to cover withholding for federal income tax purposes.

Section 7.07. In-Service Withdrawals from Savings Account. A Participant may request a withdrawal of all or part of the balance in his Savings Account. Any such withdrawal request shall be made on an Applicable Form and be filed with the Trustee and the Administrator. The amount requested shall be distributed to the Participant within ninety (90) days following the date of the request.

Section 7.08. In-Service Withdrawals Upon Attainment of Age 59 1/2. A Participant who has attained age fifty-nine and one-half (59-1/2) and who has not Terminated Employment may request (once in any Plan Year) on the Applicable Form to withdraw all or any portion of his Vested Accounts. Such request must be on an Applicable Form and be filed with the Administrator at least two (2) weeks before the date the Participant wishes to receive the withdrawal.

Section 7.09. Charge or Discount. If any charge or discount is incurred by the Trustee as an incident to the payment of any benefits hereunder, such charge or discount shall be charged against the benefits of the Participant or Beneficiary to which the same relates.

Section 7.10. Persons Under Legal Disability. If any benefit is payable to a minor or other person who is incapacitated, under a legal disability, or other similar situation as defined by state law, of which the Administrator has been informed in writing, the Administrator may direct that such payments be made to the legal guardian of such person or to such other person or organization as a court of competent jurisdiction may direct in full satisfaction of any payment due under the Plan.

Section 7.11. Payments at Direction of Administrator. Any benefit payable under the Plan shall be paid by the Trustee only at the direction of the Administrator.

Section 7.12. Limitation on Distributions from Tax Credit Account. Notwithstanding any other provision in this Article, no Employer Stock allocated to the Tax Credit Account of a Participant may be distributed from that Account’s Stock Subaccount prior to the end of the eighty-fourth (84th) month beginning after the month in which the Employer Stock is allocated to such Participant’s Tax Credit Account; provided, however, such Employer Stock may be distributed prior to the end of the preceding eighty-four (84) month period in the case of the Participant’s death, Disability, or Termination of Employment.

Section 7.13. Special Rollover Distribution Rules. Notwithstanding any other provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

(a) Definitions.

(1) An “Eligible Rollover Distribution” is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (i) any distribution that is (A) one of a series of substantially equal periodic payments (not less frequently than annually) made for the life

(or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or (B) for a specified period of ten (10) years or more; (ii) any distribution to the extent such distribution is required under Code Section 401(a)(9); (iii) any financial hardship distribution described in Code Section 401(k) and the regulations thereunder; (iv) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities) or (v) any distribution to a Participant of dividends declared on Employer Stock pursuant to Section 18.04. A portion of the distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of employee after-tax contributions that are not includable in gross income. However, such after-tax portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or (b), or in a direct trustee-to-trustee rollover to a qualified trust described in Code Section 401(a) or 403(a) that is part of a defined contribution or defined benefit plan, or to an annuity contract, described in Code Section 403(b), and such trust or annuity contract separately accounts for amounts so transferred, including separately accounting for the portion of such distribution that is includable in gross income and the portion of the distribution that is not so includable. Effective January 1, 2008, an Eligible Rollover Distribution shall also mean a qualified rollover contribution to a Roth IRA within the meaning of Code Section 408A.

(2) An “Eligible Retirement Plan” is (i) an individual retirement account described in Code Section 408(a), (ii) an individual retirement annuity described in Code Section 408(b), (iii) an annuity plan described in Code Section 403(a), or (iv) a qualified plan described in Code Section 401(a), that accepts the Distributee’s Eligible Rollover Distribution. “Eligible Retirement Plan” also means an annuity contract described in Code Section 403(b) or an eligible plan under Code Section 457(b) maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. Effective January 1, 2008, an Eligible Retirement Plan shall also mean a Roth IRA described in Code Section 408A.

(3) A “Distributee” includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving Spouse and the Employee’s or former Employee’s Spouse or former Spouse who is the Alternate Payee under a Qualified Domestic Relations Order, are Distributees with regard to the interest of the Spouse or former Spouse. Effective January 1, 2007, a designated Beneficiary (as defined in Code Section 401(a)(9)(E) of the Employee who is not a surviving Spouse is a Distributee with regard to the interest of the designated Beneficiary.

(4) A “Direct Rollover” is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

(b) If a distribution is one to which Code Sections 401(a)(11) and 417 do not apply, such distribution may commence less than thirty (30) days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

(1) the Plan Administrator clearly informs the Participant that he has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

(2) the Participant, after receiving the notice, affirmatively elects a distribution.

Section 7.14. Requirements for Commencement and Distribution of Benefits. Notwithstanding any provision of the Plan to the contrary, any distribution under the Plan shall be made in accordance with Code Section 401(a)(9) and the regulations promulgated thereunder, including the incidental death benefit rules under Code Section 401(a)(9)(G), and shall comply with the following rules:

(a) To the extent required by Code Section 401(a)(9) and the regulations promulgated thereunder, payment of the Accounts of a Participant shall begin not later than the “required beginning date.” For purposes of this Section, “required beginning date” means April 1 of the calendar year following the later of: (i) the calendar year in which the Participant reaches age seventy and one-half (70-1/2), or (ii) the calendar year in which the Participant Retires; provided, however, for a Participant who is a five percent (5%) owner, as defined in Code Section 416, “required beginning date” means April 1 of the calendar year following the calendar year in which the Participant reaches age seventy and one-half (70-1/2), regardless of whether he has Retired. A Participant who (i) has not Terminated Employment, (ii) attained age seventy and one-half (70-1/2) prior to January 1, 1997, and (iii) began receiving distributions from the Plan pursuant to the requirements of Code Section 401(a)(9) as in effect on December 31, 1996, may elect to discontinue such distributions at any time by filing the Applicable Form with the Plan Administrator.

(b) If the Participant dies before distributions have begun, the entire interest, if any, of a Participant under the Plan shall be distributed by December 31 of the calendar year containing the fifth (5th) anniversary of the Participant’s death, unless the Participant or Beneficiary elects otherwise pursuant to Subsection (c).

(c) Notwithstanding the provisions of Subsection (b), effective for distributions commencing on or after January 1, 2004, Participants or Beneficiaries may elect on an individual basis whether (i) the Participant’s entire interest in the Plan shall be distributed to the designated Beneficiary by December 31 of the calendar year containing the fifth (5th) anniversary of the Participant’s death, or (ii) the distribution of benefits shall begin (A) in the case of a non-spouse Beneficiary or if the surviving Spouse is not the sole Beneficiary, no later than the December 31 of the calendar year following the calendar year in which the Participant died, or (B) in the case of a surviving Spouse, no later than December 31 of the calendar year in which the Participant would have attained age seventy and one-half (70 1/2). The election must be made no later than the earlier of the date on which distribution would be required to begin under (i) or (ii) of this Subsection. If neither the Participant nor Beneficiary makes an election under this Subsection, distributions shall be made in accordance with Subsection (b). If the surviving Spouse is the designated Beneficiary and the surviving Spouse dies before the distribution of benefits begins, this Subsection shall be applied as if the surviving Spouse were the Participant.

(d) Unless a Participant elects otherwise, the payment of his benefits under the Plan must begin not later than the sixtieth (60th) day after the end of the Plan Year in which occurs the latest of (i) the Participant’s sixty-fifth (65th) birthday, (ii) the tenth (10th) anniversary of the Plan Year in which the Participant began participation in the Plan, or (iii) the Participant’s Termination of Employment.

ARTICLE VIII.

PLAN LOANS

Section 8.01. Plan Loans.

(a) Any Party in Interest may apply on the Applicable Form to the Administrator for a loan from the Plan pursuant to this Article and such other procedures as may be established by the Administrator. Loans will be available to all such Parties in Interest on a uniform and nondiscriminatory basis. Loans shall not be made available to Highly Compensated Employees, officers, or shareholders in an amount greater than the amount made available to other Parties in Interest, as determined in accordance with ERISA and the Code. Such loans may not include any portion of the Participant’s Stock Subaccounts, but shall only be available from the Participant’s Non-Stock Subaccounts.

(b) The amount of such loan, when added to the outstanding balance of all other loans from the Plan, shall not exceed the lesser of:

(1) Fifty Thousand Dollars ($50,000), reduced by the excess, if any, of the highest outstanding balance of loans from the Plan during the one (1) year period ending on the date on which the loan is made, over the outstanding balance of loans from the Plan on the date on which such loan is made; or

(2) One-half (1/2) of the Vested Accounts of the Participant under the Plan.

For purposes of the above limitations, all loans from all plans of the Affiliated Employers shall be aggregated.

Notwithstanding the foregoing, the minimum amount of a loan shall be One Thousand Dollars ($1,000) and the maximum amount of a loan shall not exceed the value of the Participant’s Non-Stock Subaccounts on the date the loan is made.

Section 8.02. Terms and Conditions. The loan program described in this Article shall be administered by the Administrator. All loans under Section 8.01 shall comply with the following terms and conditions and the terms and conditions of any applicable loan procedures:

(a) All loans shall be subject to the approval of the Administrator.

(b) A Party in Interest may apply for a loan by completing the Applicable Forms; provided, however a Party in Interest may only request one (1) loan in each twelve (12) month period. Notwithstanding the preceding provisions, the Administrator may, on a nondiscriminatory basis, permit more than one (1) loan during a twelve (12) month period or permit refinancing of a loan if such loan would otherwise prevent the Party in Interest from receiving a hardship distribution during such period.

(c) The Party in Interest receiving the loan shall make the required repayments in accordance with the loan agreement.

(d) Rates of interest shall be determined by the Administrator in accordance with ERISA.

(e) Each loan shall be adequately secured. The Plan shall have a security interest in the Accounts of the Party in Interest; provided however, such security interest of the Plan shall not exceed fifty percent (50%) of the value of such Accounts at the inception of the loan, or from time to time thereafter, whichever is greater.

(f) Each loan shall be amortized on a substantially level basis over a period not to exceed five (5) years (ten (10) years in the event the loan is for the purchase or construction of the Party in Interest’s principal residence) with payments not less frequently than quarterly. The term of the loan shall not extend beyond the earliest of (i) in the case of a distribution that begins after the date of the loan, the date such distribution of the Accounts under Article VII begins;

provided, however, a withdrawal for reason of financial hardship pursuant to Section 7.05 shall not be taken into account under this Subsection unless the amount withdrawn from the Accounts of the Party in Interest affects the security of the loan, (ii) the date of distribution or separation of the Accounts pursuant to a Qualified Domestic Relations Order of any portion of the Accounts if the amount distributed or separated from the Accounts of the Party in Interest pursuant to such offer affects the security of the loan, or (iii) the date of a default on the loan.

(g) Notwithstanding Subsection (f), loan repayments may be suspended for a period, not longer than one (1) year, that the Party in Interest is on an Employer-approved leave of absence, whether without pay from an Affiliated Employer or at a rate of pay (after income and employment tax withholding) that is less than the amount of the loan repayments required under the term of the loan; provided, however, the loan must be repaid in full not later than five (5) years (ten (10) years in the event the loan is for purchase or construction of the Party in Interest’s principal residence) after the date of the loan. Loan repayments due after the leave ends (or if earlier, after the first year of the leave) shall be reamortized on a substantially level basis with payments not less frequently than quarterly.

(h) Notwithstanding Subsection (f) and Subsection (g), if a Party in Interest Terminates Employment or takes a leave of absence from an Affiliated Employer because of a period of service in the Uniformed Services of the United States and does not receive a distribution of his Vested Accounts, the Plan shall suspend loan payments as permitted under Code Section 414(u)(4) and USERRA. If a Party in Interest has an outstanding loan(s) during a period of service in the Uniformed Services of the United States, (i) loan payments shall be suspended during such period, (ii) interest shall accrue on the loan during such period at a rate equal to the lesser of six percent (6%) as provided under the Servicemembers Civil Relief Act of

2003 or the rate of interest determined at the inception of the loan pursuant to Subsection (d), (iii) the time for repayment of such loan(s) shall be extended for a period of time equal to the period of service in the Uniformed Services of the United States, and if the original term of the loan was less than the maximum term permitted under Subsection (f), the time for repayment may be extended for a period of time equal to the maximum term permitted under Subsection (f) plus the period of Uniformed Services of the United States, (iv) loan payments shall resume upon the completion of such period of Uniformed Services of the United States, and (v) the frequency and amount of the periodic installments following the period of Uniformed Services of the United States shall not be less than the frequency and amount of the periodic installments required under the terms of the original loan.

(i) A default on the loan shall occur thirty (30) days after the occurrence of either of the following conditions: (i) the Party in Interest fails to make a payment, or (ii) the Administrator in good faith deems the Plan insecure with respect to the repayment of the loan and notifies the Party in Interest of this deemed insecurity. Except as provided below, notwithstanding the foregoing sentence, the Administrator may allow the Party in Interest to cure the defaulted loan, in which case the Party in Interest may pay the amount due plus accrued interest not later than the last day of the calendar quarter following the calendar quarter in which the Party in Interest failed to make the payment.

(j) Notwithstanding the preceding Subsection, any Party in Interest who has Retired or Terminated Employment or any Beneficiary of a deceased Party in Interest must pay off the outstanding balance on any outstanding loan, determined at the time of such Retirement, Termination of Employment, or Party in Interest’s death, as applicable, within ninety (90) days of the Retirement, Termination of Employment or death, or the loan shall be deemed to be a distribution to the Party in Interest or his Beneficiary.

(k) If the Party in Interest (or Beneficiary of a deceased Party in Interest) is in default, the Dividend Account, the Rollover/Transfer Account, the Savings Account, the Regular Account and the Matching Account of the Party in Interest may in the discretion of the Administrator be applied against the outstanding loan to the extent necessary to fully repay the same. In the event the loan remains outstanding after application of the Accounts in the preceding sentence, the Pre-Tax Contribution Account and Nonelective Contribution Account of the Party in Interest may in the discretion of the Administrator be applied against the outstanding loan provided that the Party in Interest (i) is age fifty-nine and one-half (59-1/2), (ii) is deceased, (iii) is Disabled, or (iv) has Terminated Employment. If a Party in Interest defaults on a loan and the loan is not repaid, such as by an offset of the Party in Interest’s Accounts, then (i) the loan shall remain outstanding, (ii) the amount available for any subsequent loan requested by the Party in Interest shall be reduced by the amount of the outstanding loan, and (iii) any subsequent loan shall be included in the Party in Interest’s taxable income for the year the subsequent loan is taken unless the Party in Interest agrees to repay the loan through payroll deductions under a legally enforceable arrangement or adequate security is given for the loan in addition to the Party in Interest’s Account balance.

(l) No distributions to a Party in Interest (or a Beneficiary of a deceased Party in Interest) shall be made prior to repayment of all outstanding loans, except as provided in Subsection (k). A default is a distributable event, to the extent permitted by the Code.

(m) The Party in Interest (or a Beneficiary of a deceased Party in Interest) may repay at any time, in a form acceptable to the Administrator and without penalty, the entire outstanding principal balance of the loan and accrued interest to date of repayment.

Section 8.03. Loan Procedures.

(a) The Administrator shall approve any loan application that satisfies the requirements set forth in this Article. Denial of a loan shall be made in accordance with the claims procedure of the Plan.

(b) Any loan to a Party in Interest shall be considered to be a separate asset of the Trust Fund segregated for the benefit of such Party in Interest. The interest paid on the loan shall be credited to the Account or Accounts of the Party in Interest, and such portion of the Account or Accounts segregated shall not share in the allocation of gains or losses, pursuant to Article VI. The principal and interest paid on the loan shall be credited to the Account or Accounts and such Fund or Funds as determined by the Administrator. The loan proceeds shall come from such Account or Accounts and from such Fund or Funds of the Party in Interest as determined by the Administrator.

(c) The Administrator may establish and charge a processing fee with respect to any loan.

ARTICLE IX.

BORROWING BY PLAN

Section 9.01. Borrowing by the Plan.

(a) (a) Subject to the requirements of this Article, the Trustee may enter into an Acquisition Loan to acquire Employer Stock on such terms and conditions as the Trustee deems reasonable and appropriate.

(b) If the Acquisition Loan under Subsection (a) above would be a prohibited transaction under Code Section 4975(c) except for the exemption under Code Section 4975(d)(3), such Acquisition Loan may only be entered into if it is primarily for the benefit of the Participants and their Beneficiaries and the Trustee has determined that the following conditions are satisfied:

(1) At the time the Acquisition Loan is made, the interest rate for the Acquisition Loan and the price of the Employer Stock to be acquired with the Acquisition Loan proceeds are not such that the Plan assets shall be drained off. In determining if this condition is satisfied, the Trustee shall make its determination based on the projected net effect of the Acquisition Loan on the Plan for the duration of the loan.

(2) At the time the Acquisition Loan is made the terms of the Acquisition Loan are at least as favorable to the Plan as the terms of a comparable loan resulting from arm’s length negotiations between independent parties.

(3) The interest rate of the Acquisition Loan shall not be in excess of a reasonable rate of interest, taking into account the amount and duration of the Acquisition Loan, the security and guarantee (if any) involved, and the interest rates prevailing on comparable loans.

(4) The Acquisition Loan shall be for a specific period and shall not be payable at the demand of any person except in the case of default.

(5) The proceeds of the Acquisition Loan shall be used within a reasonable time after their receipt by the Plan only for any or all of the following purposes:

(A) to acquire Employer Stock, provided such Employer Stock is a qualifying employer security within the meaning of Code Section 409(l), which is readily tradable on an established national securities market;

(B) to repay such Acquisition Loan; or

(C) to repay a prior Acquisition Loan made pursuant to this Article.

(6) Except as otherwise required by applicable law, no Employer Stock acquired with the proceeds of such Acquisition Loan shall be subject to a put, call, or other option, or buy-sell or similar arrangement while held by and when distributed from the Plan, whether or not the Plan is then an employee stock ownership plan. All Leveraged Shares acquired by the Trust with the proceeds of an Acquisition Loan shall be credited to an Employer Stock Collateral Account (whether or not used as collateral for the Acquisition Loan). Leveraged Shares shall be withdrawn from the Employer Stock Collateral Account each Plan Year pursuant to the provisions of Subsection 4.04(c) and Paragraph (11) as though all securities in the Employer Stock Collateral Account were encumbered.

(7) Such Acquisition Loan shall be without recourse against the Plan and the only assets of the Plan that shall be given as collateral on the Acquisition Loan are Leveraged Shares acquired with the proceeds of such Acquisition Loan or Employer Stock that was used as collateral on a prior Acquisition Loan pursuant to this Article that was repaid with the proceeds of the current Acquisition Loan.

(8) No person entitled to payment under the Acquisition Loan shall have any right to any assets of the Plan other than:

(A) collateral given for the Acquisition Loan;

(B) Contributions (other than Contributions of Employer Stock) that are made under the Plan to meet its obligations under the Acquisition Loan; and

(C) earnings attributable to such collateral and the investment of such Contributions.

(9) Payments of principal and interest on an Acquisition Loan shall be made by the Trustee (as directed by the Administrator) from (i) Contributions by the Employer to the Trust and the earnings on those Contributions; (ii) dividends on the Employer Stock; (iii) Leveraged Shares held as collateral for an Acquisition Loan and earnings attributable to those Leveraged Shares; and (iv) the proceeds of a subsequent Acquisition Loan made to repay a prior Acquisition Loan. The payments made with respect to the Acquisition Loan by the Plan during a Plan Year shall not exceed an amount equal to the sum of such Contributions by the Employers and earnings received during or prior to the Plan Year less such payments in prior years.

(10) Contributions that are made under the Plan to meet the obligations under the Acquisition Loan and earnings thereon shall be accounted for separately on the books of account of the Plan until the Acquisition Loan is repaid.

(11) The Acquisition Loan shall provide for the release from encumbrance of Employer Stock used as collateral for the Acquisition Loan as follows: for each Plan Year during the duration of the Acquisition Loan, the number of shares of Employer Stock released must equal the number of encumbered shares of Employer Stock held immediately before the release for the current Plan Year multiplied by a fraction, the numerator of which is the amount of principal and interest paid for the year and the denominator of which is the sum of the numerator plus the principal and interest to be paid for all future Plan Years. If the interest rate under the loan is variable, the interest to be paid in future years must be computed using the interest rate applicable as of the end of the Plan Year. Any Employer Stock released from such encumbrance, shall be allocated to the Accounts of Participants pursuant to Section 4.04.

(12) In the event of default under the Acquisition Loan, the value of Plan assets transferred in satisfaction of the Acquisition Loan shall not exceed the amount of default. Further, if the lender is a disqualified person under Code Section 4975 or a Party in Interest, the Acquisition Loan shall provide for a transfer of Plan assets upon default only upon and to the extent of the failure of the Plan to meet the payment schedule of the Acquisition Loan.

(c) Any Employer Stock acquired with the proceeds of an Acquisition Loan subject to this Article shall not be part of the Trust Fund nor allocated to the Accounts of Participants until released from encumbrance under Paragraph (b)(11) above and allocated to the Regular Accounts of Participants under Section 4.04 and credited to the Trust Fund. Such Employer Stock shall nevertheless be held in trust as a part of the assets of the Plan.

Section 9.02. Restrictions on Loans.

(a) Employer Stock allocated to a Tax Credit Account shall not be used as collateral for, or to satisfy, an Acquisition Loan made to the Plan.

(b) Notwithstanding anything in the Plan or any other agreement to which the Plan may be bound, the Trustee, on behalf of the Plan, may not enter into an Acquisition Loan made by a Party in Interest or disqualified person or an Acquisition Loan that is guaranteed by a Party in Interest or disqualified person, unless all the terms, conditions, and requirements of any regulations or rulings of the United States Department of Labor or the Internal Revenue Service have been satisfied or for which provision has otherwise been made.

ARTICLE X.

VESTING

Section 10.01. Vesting Standards.

(a) A Participant shall be 100% Vested in his Pre-Tax Contribution Account, Nonelective Contribution Account, Savings Account, Tax Credit Account and Rollover/Transfer Account at all times.

(b) A Participant shall be Vested in his Matching Account and Regular Account on and after the earlier of his attaining age sixty-five (65), his Disability Retirement Date, Early Retirement Date, or his date of death.

(c) A Participant shall be Vested in his Matching Account and Regular Account in the following percentages as of the completion of the following Years of Service:

Number of Years of Service	Vested Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%

(d) A Plan amendment changing any Vesting schedule under the Plan shall not affect the Vested portion of a Participant’s Accounts (determined as of the day immediately preceding the later of the day such amendment is adopted, or the day such amendment becomes effective). Each Participant having not fewer than three (3) Years of Service shall be permitted to elect on an Applicable Form, within a reasonable period after the adoption of such amendment, to have his Vested Accounts computed under the Plan without regard to such amendment. The reasonable period shall end no earlier than the latest of the following dates (i) the date that is sixty (60) days after the day the amendment is adopted, (ii) the date that is sixty (60) days after the day the amendment becomes effective, or (iii) the date that is sixty (60) days after the day the Participant is issued written notice of the amendment by the Employer or Administrator.

Section 10.02. Forfeitures.

(a) Except as otherwise provided in Subsection (b), the non-Vested Accounts of a Participant shall be forfeited at the time he incurs five (5) consecutive Breaks in Service with any such forfeiture coming first from the Non-Stock Subaccounts of such Participant.

(b) Upon distribution of the entire Vested Accounts of a Participant before the end of the second Plan Year following the Plan Year in which the Participant Terminates Employment, his non-Vested Accounts shall be forfeited. If at the time a Participant Terminates Employment, his Accounts are entirely non-Vested, he shall be deemed to have received a distribution of his Vested Accounts upon Termination of Employment, and his non-Vested Accounts shall be forfeited.

(c) Such forfeited amounts shall be held in a “Forfeited Suspense Account”. Forfeitures attributable to Matching Contributions, Regular Contributions and Nonelective Contributions shall be used to reduce Employer contributions under Section 4.03, Subsection 4.04(a) or Subsection 4.04(b), respectively, in the discretion of the Employer, as of the earliest possible Allocation Date.

Section 10.03. Reinstatement. If a former Participant whose non-Vested Accounts are forfeited pursuant to Section 10.02 is reemployed by the Employer, the forfeited amounts shall be restored; provided, however, if the Participant received a distribution described in the first sentence of Subsection 10.02(b), he must repay to the Trust the full amount distributed to him before the earlier of five (5) years from his date of reemployment or the date on which he incurs five (5) consecutive Breaks in Service after the date of the distribution before such restoration occurs. Such restoration shall be made from the “Forfeited Suspense Account” under Section 10.02 or from additional Employer payments. This additional contribution shall not constitute an annual addition under Code Section 415. The restored amount will become Vested in accordance with Section 10.01 provided the reemployed Participant continues in the employ of an Affiliated Employer until such date.

ARTICLE XI.

ADMINISTRATION OF THE PLAN

Section 11.01. Administrator.

(a) The Plan shall be administered by a Benefits Committee of at least three (3) persons appointed by the President of the Company and serving at the pleasure of the President of the Company. The Benefits Committee shall act by a majority of its membership. The action of the majority may be expressed by a vote at a meeting, or in writing without a meeting. The Benefits Committee shall be the Administrator of the Plan within the meaning of ERISA. Each member of the Benefits Committee shall hold office until removed by the President of the Company, which removal may be without cause and without advance notice. The Administrator shall have the authority to control and manage the operation and administration of the Plan and shall be the named fiduciary of the Plan. The Administrator is authorized to accept service of legal process.

(b) The Administrator shall have such power and authority (including discretion with respect to the exercise of that power and authority) as may be necessary, advisable, desirable, or convenient to enable the Administrator to carry out its duties under the Plan. By way of illustration and not limitation, the Administrator is empowered and authorized:

(1) to make rules and regulations in respect of the Plan not inconsistent with the Plan, the Code, or ERISA and to amend or rescind such rules and regulations;

(2) to determine, consistently therewith, all questions of law or fact that may arise as to the eligibility, benefits, status, and rights of any person claiming benefits or rights under the Plan, including without limitation, Participants, former Participants, surviving Spouses of Participants, Beneficiaries, Employees and former Employees;

(3) to direct the Trustee to make payments from the Trust Fund to Participants, their Beneficiaries, and other persons as the Administrator may determine, and

(4) subject to and consistent with the Code and ERISA, to construe and interpret the Plan and to correct any defects, supply any omissions, or reconcile any inconsistencies in the Plan.

Benefits under this Plan shall be paid only if the Administrator, in its sole discretion, decides the applicant for the benefits is entitled to the benefits.

(c) Any action by the Administrator, which is not found to be an abuse of discretion, shall be final, conclusive, and binding on all individuals affected thereby. The Administrator may take any such action in such manner and to such extent as the Administrator in its sole discretion may deem expedient and the Administrator shall be the sole and final judge of such expediency.

(d) The Administrator shall not take any action with respect to any of the benefits provided hereunder or act otherwise in pursuance of the powers conferred herein upon the

Administrator that would be discriminatory in favor of Participants who are Highly Compensated Employees or that would result (i) in benefiting one (1) Participant or group of Participants at the expense of another, (ii) in discrimination as between Participants similarly situated, or (iii) in the application of different rules to a substantially similar set of facts.

Section 11.02. Claims Procedure. Any person who believes that he is entitled to any benefits under the Plan shall present such claim in writing to the Administrator. The Administrator shall, within sixty (60) days after receipt of the claim, provide adequate notice in writing to any claimant as to its decision on any such claim, unless special circumstances require an extension of time to process the claim. Written notice of any extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period specifying the circumstances requiring an extension and when a final decision will be reached, which shall be no later than one hundred twenty (120) days after the claim was filed.

(a) If a claim is denied, in whole or in part, the Administrator’s notice shall set forth (i) the specific reasons for such denial; (ii) specific reference to any pertinent provisions of the Plan on which denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the review procedure for the Plan. Such notice shall be written in a manner calculated to be understood by the Participant.

(b) Within sixty (60) days after receipt by the claimant of notification of denial, the claimant shall have the right to present a written appeal to the Administrator. If such appeal is not filed within said sixty (60) day period, the decision of the Administrator shall be final and binding. The Administrator shall act as a fiduciary in making a full and fair review of such denial. The claimant or his duly authorized representative may review any Plan documents that are pertinent to the claim and may submit issues and comments to the Administrator in writing.

(c) A decision by the Administrator shall be made promptly, and in any event not later than sixty (60) days after its receipt of the appeal; provided, however, if the Administrator decides that special circumstances require an extension of time to process any appeal, such as a hearing at which the claimant or his duly authorized representative may be present is necessary and such a hearing is held, such decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after its receipt of the appeal. If the period for reviewing the appeal is extended because of the failure to submit information needed to decide the claim, the sixty (60) day extension period within which the Administrator must make a determination shall be put on hold until the date of which the claimant responds to the request for additional information.

(d) Any such decision of the Administrator shall be in writing and provide adequate notice to the claimant setting forth the specific reasons for any denial, and shall be written in a manner calculated to be understood by a Participant. Any such decision by the Administrator shall be final. All claims procedures shall be governed by the regulations promulgated by the Secretary of Labor.

Section 11.03. Employment of Consultants. The Administrator or a fiduciary named by the Administrator may employ one (1) or more persons to render advice with regard to their respective responsibilities under the Plan.

Section 11.04. Delegation by Administrator. The Administrator may from time to time delegate to an individual, committee, or organization certain of its fiduciary responsibilities under the Plan. Any such individual, committee, or organization shall remain a fiduciary until such delegation is revoked by the Administrator, which revocation may be without cause and without advance notice. To the extent permitted under ERISA, such individual, committee, or organization shall have such power and authority with respect to such delegated fiduciary responsibilities as the Administrator has under the Plan. The Administrator shall not be liable for any act or omission of such fiduciary in carrying out such responsibility, except as may be otherwise provided in ERISA.

Section 11.05. Qualified Public Accountant. If required under ERISA, the Administrator shall engage on behalf of all Participants an independent qualified public accountant who is qualified to act as such under ERISA and who shall conduct such an examination of any financial statements of the Plan, and of other books and records of the Plan, as the qualified public accountant may deem necessary to enable him to form an opinion as to whether the financial statements and schedules required to be included in the annual report of the Plan under ERISA are presented fairly in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding Plan Year and who shall perform such other services for the Plan as the Administrator may require.

Section 11.06. Fiduciary Liability. If the Employer, Administrator, Trustee, or any other fiduciary with respect to the Plan acts in accordance with the fiduciary duties of ERISA in (i) relying on a consent or revocation made pursuant to Article VII, or (ii) making a determination under Section 16.02, the consent, revocation or determination shall be treated as valid for purposes of discharging the Plan from liability to the extent of payments made pursuant to such acts.

Section 11.07. Fiduciary Insurance. The Plan may purchase fiduciary liability insurance for any of its fiduciaries, or for itself, to cover liability or losses occurring by reason of the act or omission of a fiduciary, provided that such insurance permits recourse by the insurer against the fiduciary in the case of a breach of a fiduciary obligation under ERISA by such fiduciary.

ARTICLE XII.

TRUST

Section 12.01. Trust Funds.

(a) All Contributions under the Plan shall be transferred to the Trust directed by the Administrator to be held, managed, invested, and distributed as part of the appropriate Fund by the Trustee in accordance with the provisions of the Plan and the Trust Agreement. All Trust assets invested in Employer Stock shall be transferred to, and accounted for, solely under the Stock Subaccounts of the Participants, shall constitute the primary assets of the stock bonus plan portion of the Plan, and shall become subject to the requirements of Code Sections 4975(e)(7), 409(e), 409(h), and 409(o), as provided in this restatement of the Plan. All Trust assets not invested in Employer Stock, shall be retained in, and accounted for, solely under the profit sharing plan portion of the Plan. Except as provided in the preceding sentences, the Trustee shall be accountable only for funds actually received by the Trustee, and the Trustee shall have no right or duty (i) to inquire into the amount of Contributions or distributions made by the Company, (ii) to inquire into the methods used in determining the amount of Contributions or distributions, or (iii) to pursue and collect such amounts. All benefits under the Plan shall be distributed solely from the Trust Fund, and the Employer shall have no liability therefore other than the obligation to make Contributions as provided in the Plan.

(b) The Administrator may designate investment funds for the Non-Stock Subaccounts designed with such investment guidelines as the Administrator may specify (“Fund”), and may add additional Funds or eliminate Funds in its sole discretion. Any such

Funds may invest through the medium of any common, collective, or commingled fund maintained by the Trustee that is invested principally in property of the kind specified for such Fund, and may be in individual assets not part of the Fund. The Administrator or its designee shall establish investment guidelines or policies applicable to each such Fund. A portion of each Fund may be maintained in cash or cash equivalents. Income or losses from investments in each Fund shall be credited or debited to the same Fund.

(c) In the event the Administrator allows Participants to individually direct specific investments under the Plan, a separate directed investment fund shall be established for each Participant who has directed an investment pursuant to Subsection 12.02(b). Transfers between the Trust Funds and the directed investment fund of the Participant shall be charged and credited as the case may be to the appropriate Account. The directed investment fund shall not share in Trust Fund earnings, but it shall be charged or credited as appropriate with the net earnings, gains, losses, and expenses as well as any appreciation or depreciation in market value during each Plan Year attributable to such account.

Section 12.02. Investments.

(a) Except as otherwise provided herein, Participants shall be permitted to direct the Trustee as to the investment of all or a portion of their Accounts. Investment directions of Participants shall be subject to the procedures established and applied in a nondiscriminatory manner, under which Participants shall direct the applicable Trustee on the Applicable Form to invest their Accounts in specific Funds.

(b) As of June 1, 2001, the Administrator permitted Participants in the Biomet, Inc. 401(k) Profit Sharing Plan to direct the investment of all or a portion of their Pre-Tax Contribution Accounts, Nonelective Contribution Accounts and Rollover/Transfer Accounts. As

of January 1, 2007, the Administrator permitted Participants in the Biomet, Inc. 401(k) Profit Sharing Plan who have completed three (3) or more Years of Service to direct the investment of all or a portion of their Matching Accounts. As of April 1, 2007, the Administrator permits Participants who have completed three (3) or more Years of Service to direct the investment of all or a portion of their Regular Accounts, Savings Accounts and Tax Credit Accounts. Participants shall be permitted to direct the Trustee to invest their Accounts in specific assets including Employer Stock or Employer real property that constitutes a Qualifying Employer Security, and other investments authorized by the Administrator, including self-directed brokerage accounts. Effective April 1, 2007, if a Participant directs the investment of all or any portion of his Non-Stock Subaccounts into Employer Stock, such directed amount shall be transferred to his Stock Subaccounts and shall become subject to the terms of Section 12.04.

(c) The Administrator may appoint one or more Investment Managers to direct the investment and reinvestment of all or a portion of the Trust Funds held in a Fund.

(d) Any loan to a Participant or Beneficiary shall be considered to be a separate asset of the Trust Fund segregated for the benefit of such Participant. The interest and principal paid on the loan shall be credited to the Account or Accounts of such Participant and such Fund or Funds from which the loan proceeds came.

Section 12.03. Transfers Among Investment Funds. (a) Effective as of the Valuation Date following any request of a Participant, (i) Participant Pre-Tax Contribution Accounts, Non-Elective Contribution Accounts, and Rollover Transfer Accounts, (ii) amounts credited to the Matching Accounts of Participants who have completed three Years of Service with respect to Plan Years beginning on or after January 1, 2007, and (iii) amounts credited to the Regular Accounts, Savings Accounts and Tax Credit Accounts of Participants who have completed three

Years of Service on or after April 1, 2007, may be transferred among designated investment Funds, including Employer Stock, as directed by the Participant. The Administrator shall transfer such Funds as directed as soon as administratively feasible.

(b) Elections with respect to investments in Employer Stock by Participants who are members of the Board of Directors of the Company or who are officers of the Company within the meaning of Securities and Exchange Commission Rule 16a-1(f), will be given effect only if one of the following conditions is met:

(1) if the election is made in connection with the death, Disability, Retirement or Termination of Employment of the Participant; or

(2) the election is required to be made available to the Participant pursuant to the Code; or

(3) if the election involves a transfer of existing Non-Stock Subaccount balances into Stock Subaccounts, it is not made within six (6) months following the most recent election, with respect to any employee benefit plan of the Company, that effected a transaction that was a disposition of Employer Stock; or, if the election involves a transfer of Stock Subaccounts into Non-Stock Subaccounts, it is not made within six (6) months following the most recent election, with respect to any employee benefit plan of the Company, that effected a transaction that was an acquisition of Employer Stock; or

(4) if the election results in the investment of future contributions (e.g., new money) into Employer Stock; or

(5) the election is determined by the Trustee, based upon the advice of counsel to the Company, to be otherwise exempt from Section 16(b) of the Exchange Act of 1934.

Section 12.04. Investment of Stock Subaccounts.

(a) The Stock Subaccounts of Participants shall be invested primarily in Employer Stock, and any amounts transferred from a Participant’s Non-Stock Subaccount to his Stock Subaccount shall be so invested; provided, however, a Participant may direct that all or any portion of his Stock Subaccounts be invested in or transferred to one (1) or more of the Funds in accordance with Section 12.02 or Section 12.03. Notwithstanding the foregoing, any portion of a Participant’s Account balance that is invested in Employer Stock shall be subject to the provisions of this Plan that apply to Stock Subaccounts, including the provisions of Subsections (b) and (c) below.

(b) Within ninety (90) days after the last day of each Plan Year during the Election Period of the Participant, the Participant shall be permitted to direct the Plan as to the investment of at least twenty-five percent (25%) of the value of his Stock Subaccounts in one (1) or more of the Funds; provided, however, a Participant may direct the Plan as to the investment of at least fifty percent (50%) of the value of his Stock Subaccounts starting with the last Plan Year in the Election Period of the Participant.

(c) A Participant’s direction under Subsection (a) shall specify which, if any, of the investment Funds offered by the Plan, in accordance with Code Section 401(a)(28)(B)(ii)(II) and the regulations thereunder, that the Participant selects. Such direction shall be provided to the Administrator in writing on the Applicable Form and the Plan shall then invest the portion of the Account of the Participant covered by the election in accordance with such direction no later than ninety (90) days after the election is made.

Section 12.05. Investments. Notwithstanding anything in the Plan to the contrary, the Stock Subaccounts which constitute the stock bonus component of the Plan shall be invested primarily in Employer Stock, and as otherwise provided in the Trust Agreement. Therefore, there shall be no limitation on the percentage of the assets of the Plan in the Stock Subaccounts that are invested in Employer Stock. The Plan assets in the Non-Stock Subaccounts may also be invested in appropriate investments other than Employer Stock, including cash or readily liquidated investments, in anticipation of the acquisition of Employer Stock, and as otherwise set forth in the Trust Agreement.

Section 12.06. Acquisition and Disposition of Employer Stock. Subject to the following provisions, the Trustee, in its sole discretion, may purchase Employer Stock from, or sell Employer Stock to, any person.

(a) The purchase price paid by the Trust for Employer Stock shall not exceed fair market value (as determined pursuant to Subsection 6.03(b)), and the sale price received by the Trust for Employer Stock shall not be less than fair market value (as determined pursuant to Subsection 6.03(b)).

(b) Except as provided in Article IX, any Employer Stock acquired by the Plan shall be held in the Employer Stock Suspense Account, until allocated pursuant to Section 4.04.

(c) No commission shall be charged to the Plan with respect to a transaction between the Trust and an Interested Party or any other transaction to which ERISA Section 406 or 407 applies.

Section 12.07. Voting of Stock. Except as specifically provided in Subsection (a), the Trustee shall have all voting rights appurtenant to the Employer Stock held in the Trust, and shall vote the shares as determined in the sole discretion of the Trustee.

(a) Each Participant shall have the right to direct the Trustee as to the manner in which the voting rights of Employer Stock (including fractional shares) allocated to the

Participant’s Stock Subaccounts are to be voted. Each Participant shall be entitled to one (1) vote for each share of Employer Stock allocated to his Stock Subaccounts and a fractional vote based upon any fractional shares allocated to such Stock Subaccounts.

(b) The Trustee shall vote the combined shares and fractional shares of Employer Stock that are allocated to Participants’ Stock Subaccounts, in accordance with the direction of such Participants (the “Directed Shares”). If any Participant fails to direct the Trustee as to the manner in which to vote his allocated Employer Stock, the Trustee shall vote the shares or fractional shares of such Participant’s allocated Employer Stock in the same proportion as the Directed Shares. With respect to any shares of Employer Stock that are held in the Employer Stock Suspense Account or the Employer Stock Collateral Account under the Plan, the Trustee shall vote such shares in the same proportion as the Directed Shares.

(c) The Company shall furnish the Trustee and all Participants entitled to direct voting of any Employer Stock with notices and information statements when voting rights are to be exercised. The time and manner for furnishing such Participants with a notice or information statement must comply with the corporate law of the State of Indiana and the Articles of Incorporation and By-laws of the Company. The content of the information statements must be the same for Participants as for other security holders. The Company’s management may solicit and exercise the voting rights of Participants under any proxy provision applicable to all security holders of the Company.

(d) The Beneficiaries of deceased Participants shall have the same voting rights as Participants.

Section 12.08. ERISA Section 404(c). The Plan is intended to comply with ERISA Section 404(c), and such compliance shall limit the liability of Plan fiduciaries with regard to

Participant-directed investments. In accordance with the provisions of ERISA Section 404(c), each Participant shall have the right to direct the investment of his Accounts in one (1) or more Funds in accordance with this Article, the Trust Agreement, and any rules promulgated and adopted by the Plan Administrator.

ARTICLE XIII.

AMENDMENT OR TERMINATION OF PLAN

Section 13.01. Amendment or Termination. The Administrator shall have the right, in its sole and final discretion, to amend or terminate this Plan at any time and to any extent that it may deem advisable; provided, however, that no amendment shall retroactively increase the duties or responsibilities of the Trustee without its written consent. A certified copy of the resolution of the Administrator taking such action shall be delivered to the Trustee, and the Plan shall be amended or terminated in the manner and effective as of the date set forth in such resolution, and the Employers, Employees, Participants, Beneficiaries, Trustee, Administrator, and all other persons having any interest under this Plan shall be bound thereby. Provided, however, that no such Administrator action shall operate to recapture for an Employer any contributions or payments previously made to the Plan, nor to adversely affect any benefits otherwise payable to Participants and their Beneficiaries, except to the extent permitted by ERISA and the Code.

Section 13.02. Amendment for Qualification of Plan. It is the intent of the Company that the Plan shall be and remain qualified for tax purposes under the Code. The Administrator shall timely submit the Plan for approval under the Code and all expenses incident thereto shall be borne by the Company. The Administrator may make any modifications, alterations, or amendments to the Plan necessary to obtain and retain approval of the Secretary of the Treasury or his delegate as may be necessary to establish and maintain the status of the Plan as qualified and the deductibility for income tax purposes of Employer contributions thereto under the provisions of the Code or other federal legislation, as now in effect or hereafter enacted, and the regulations issued thereunder. Any modification, alteration, or amendment of the Plan, made in accordance with this Section, may be made retroactively, if necessary or appropriate. A certified copy of the resolution of the Administrator making such amendment shall be delivered to the Trustee, and the Plan shall be amended in the manner and effective as of the date set forth in such resolution, and the Employers, Employees, Participants, Beneficiaries, Trustee, Administrator, and all others having any interest under the Plan shall be bound thereby.

Section 13.03. Restrictions on Amendments. Any amendment may be made to the Plan that is not contrary to ERISA or the Code. No amendment may be made to the Plan that violates Code Section 411(d)(6).

Section 13.04. Discontinuance or Suspension of Contributions. An Employer may discontinue completely or suspend temporarily for a definite or indefinite period its contributions under the Plan, or terminate its participation in the Plan, at any time without any liability whatsoever, as contributions by the Employers are completely voluntary and the Employers are under no contractual obligation to continue contributions. Temporary suspension of contributions by an Employer shall not result in any Accounts becoming Vested.

Section 13.05. Allocation of Assets on Termination. In the case of the complete or partial termination of the Plan, as to one (1) or more Employers, including a termination arising from the complete discontinuance of contributions, the Accounts of each affected Participant shall become irrevocably Vested. On such complete or partial termination, the affected portion of the Trust Funds shall be liquidated pursuant to the direction of the Administrator. The Plan shall remain in full effect with respect to each Employer, and Participants who are Employees of such Employer, that does not terminate its participation in the Plan on behalf of its Employees; provided, however, that the termination of participation by less than all of the Employers shall not affect the Plan as it applies to Participants who are not, at the time of termination, Employees of a terminating Employer.

ARTICLE XIV.

ENTRY AND WITHDRAWAL OF EMPLOYERS

Section 14.01. Entry of Employers. Any organization classified by the Administrator as an Employer may become a party to the Plan as of the first day of any Plan Year, or such other date specified by the Administrator, by delivering to the Administrator an appropriate resolution by the board of directors or other governing body of such organization. With the consent of the Administrator, such organization shall become an Employer hereunder, as of the specified date, and shall be subject to the terms and provisions of the Plan as then in effect and thereafter amended, including such credit for Years of Service as established by the Administrator.

Section 14.02. Withdrawal from Plan. Any Employer may withdraw from the Plan under the following conditions:

(a) Any Employer hereunder which elects to withdraw from the Plan shall deliver to the Administrator a resolution of its board of directors or other governing body authorizing its withdrawal as an Employer hereunder. Notice of withdrawal must be submitted to the Administrator at least thirty (30) days prior to the date withdrawal is to be effective, unless such requirement is waived by the Administrator.

(b) If the withdrawal of an Employer is a part of the complete termination and dissolution of the business of said Employer or the discontinuance of the Plan without termination of its business and without the immediate establishment of a new qualified plan under the Code, the provisions of Article XIII hereof shall apply to the withdrawal of such Employer as if the withdrawal were a part of the complete termination of this Plan, but without affecting the participation of other Employers hereunder.

(c) If the withdrawal of any Employer hereunder is the result of the establishment of a new and different retirement plan for its employees that will immediately upon withdrawal of said Employer from the Plan cover employees of such Employer who are Participants under the Plan, upon receiving evidence of the terms of such new plan, the Trustee shall establish the interest of said Employer in the value of the Trust Fund, as approved by the Administrator, and, after reduction for charges and expenses incurred to process withdrawal of the Employer, shall transfer such amount from the Trust Fund to the trustee or trustees of such new Plan. Provided, however, the Administrator in its sole discretion, shall have the right to require the Trustee to transfer the withdrawal value of said Employer to the trustee or trustees of the new plan in the form of installments, in cash or in cash and securities over a period of time not to exceed one (1) year following the effective date of the withdrawal of said Employer. The application of the interest of the withdrawing Employer in the Trust Fund pursuant to the terms of this Article shall constitute a complete discharge of the Trustee, Administrator, Board of Directors, and any other Employers without any responsibility on their part to see to the application or disposition thereof.

ARTICLE XV.

TOP-HEAVY PROVISIONS

Section 15.01. Definitions. For purposes of this Article, the following definitions shall apply:

(a) “Aggregation Group” means each qualified plan of the Employers (including any terminated plan if it was maintained at any time during the last one (1) year period ending on the Determination Date) in which at least one (1) Key Employee participates in the Plan Year containing the Determination Date or any of the four (4) preceding Plan Years and each other qualified plan of the Employers that, during such period, enables any plan in which a Key Employee participates to meet the requirements of Code Sections 401(a)(4) or 410. “Aggregation Group” also includes each other qualified plan of the Employers designated by the Employers as part of such group, if such group, taking into account such plan, would continue to meet the requirements of Code Sections 401(a)(4) and 410.

(b) “Compensation” means compensation within the meaning of Code Section 414(q)(4) which, in general, has the same meaning given such term by Subsection 5.06(d)

(c) “Determination Date” means, for any Plan Year, the last day of the preceding Plan Year.

(d) “Key Employee” means any Employee or former Employee, and the Beneficiaries of such Employee, who at any time during the Plan Year that includes the Determination Date was:

(1) an officer of an Employer having annual Compensation greater than One Hundred Thirty Thousand Dollars ($130,000) (as adjusted under Code Section 416(i)(l));

(2) a five percent (5%) owner of an Employer; or

(3) a one percent (1%) owner of an Employer with annual Compensation of more than One Hundred Fifty Thousand Dollars ($150,000).

The status of an Employee as a Key Employee shall be determined with reference to the Plan Year containing the Determination Date, and shall be determined in accordance with Code Section 416(i)(1) and the regulations thereunder.

(e) “Non-Key Employee” means any Employee or former employee, and the Beneficiaries of such Employee, who is not a Key Employee.

(f) “Top-Heavy Plan” means, for any Plan Year, the Plan if the “top-heavy ratio” for the Aggregation Group as of the Determination Date exceeds sixty percent (60%). The top-heavy ratio is a fraction, the numerator of which is the present value of the cumulative accrued benefits as of the Top-Heavy Allocation Date under the defined benefit plans for all Key Employees plus the sum of account balances as of the Determination Date under the defined contribution plans for all Key Employees, and the denominator of which is the present value of the cumulative accrued benefits as of the Top-Heavy Allocation Date under the defined benefit plans plus the sum of account balances as of the Determination Date under the defined contribution plans for all Participants, including Key Employees, former Participants, and the Beneficiaries of such Participants. Provided, however, in the calculation of the top-heavy ratio (i) if any Participant has not performed any services for an Employer at any time during the one (1) year period ending on the Determination Date, the cumulative accrued benefit and the value of the accounts of such Participant shall not be taken into account; (ii) the value of account balances and cumulative accrued benefits of a Participant who is a Non-Key Employee but who was a Key Employee in a prior year shall be disregarded; (iii) the value of account balances and cumulative accrued benefits for the Aggregation Group shall be calculated with reference to the Determination Date of each plan that falls within the same calendar year; (iv) the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with

Code Section 416 and the regulations thereunder; and (v) the present value of the cumulative accrued benefits and account balances of a Participant shall be increased by the aggregate distributions made with respect to such Participant during the one (1) year period ending on the Determination Date (five (5) year period ending on the Determination Date in the case of a distribution for a reason other than separation from service, death or disability), including such distributions from terminated plans that, if not terminated, would be required to be included in the Aggregation Group. The accrued benefit of a Participant other than a Key Employee shall be determined under: (i) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Employers, or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code Section 411(b)(1)(C).

(g) “Top-Heavy Allocation Date” means, for any Plan Year, the date of the most recent valuation immediately preceding or coincident with the Determination Date for the Plan Year.

(h) “Top-Heavy Year” means any Plan Year in which the Plan is a Top-Heavy Plan.

Section 15.02. Top-Heavy Plan Provisions. If the Plan is a Top-Heavy Plan in any one (1) or more Plan Years, and notwithstanding Article V, in each Top-Heavy Year the following provisions shall apply:

(a) The minimum allocation to the Accounts for each Participant who is a Non-Key Employee and who is an Employee on the last day of the Plan Year shall equal a percentage of the Participant’s Compensation for the Top-Heavy Year equal to the lesser of (i) three percent (3%) or (ii) the percentage of Compensation for the Top-Heavy Year allocated to the Accounts of the Key Employee with the highest percentage allocation for the Top-Heavy Year; provided, however, the minimum allocation may not be less than three percent (3%) if the Plan is required to be included in an Aggregation Group and the Plan enables a defined benefit plan required to be included in such group to meet the requirements of Code Section 401(a)(4) or 410. The minimum allocation to the Accounts of a Non-Key Employee shall include all amounts allocated to the Accounts of such Employee for the Top-Heavy Year pursuant to Article IV; provided, however, that Catch-Up Contributions shall not be counted for this purpose. The preceding sentence shall apply with respect to Matching Contributions under the Plan or, if the Plan provides that the minimum allocation requirement shall be met in another plan, such other plan. Employer Matching Contributions that are used to satisfy the minimum allocation requirements shall be treated as Matching Contributions for purposes of the Average Contribution Percentage test under Section 5.05 and other requirements of Code Section 401(m). In determining the highest percentage allocation for any Key Employee for the Top-Heavy Year, all amounts allocated to the Accounts of the Key Employee for the Top-Heavy Year pursuant to Article IV are taken into account. Those Non-Key Employees who are Participants in the Plan and have not Terminated Employment by the end of the Plan Year shall receive the minimum allocation regardless of whether the Non-Key Employee has completed fewer than one thousand (1,000) Hours of Service during the Plan Year, and regardless of the level of Compensation of the Non-Key Employee.

(b) Notwithstanding Subsection (a), if an Employer maintains another Top-Heavy Plan that is a defined contribution plan, and the other plan satisfies Subsection (a) with respect to a Participant who is a Non-Key Employee in both plans, then Subsection (a) shall not apply to this Plan with respect to such Participant.

(c) Notwithstanding Subsection (a), if an Employer maintains another Top-Heavy Plan that is a defined benefit plan, then either (i) this other plan must satisfy the defined benefit minimum provisions of Code Section 416(c)(1) with respect to a Participant who is a Non-Key Employee in both plans, or (ii) this Plan must provide a minimum allocation for such Participant (determined under the rules of Subsection (a)) equal to five percent (5%) of the Participant’s Compensation for the Top-Heavy Year.

ARTICLE XVI.

NONALIENATION OF BENEFITS AND DOMESTIC RELATIONS ORDERS

Section 16.01. Nonalienation of Benefits.

(a) Except as provided in Subsection (b), no benefit under the Plan, prior to actual receipt thereof by a Participant or a Beneficiary, shall be subject to any debt, liability, contract, engagement, or tort of any Participant or his Beneficiary, nor subject to anticipation, sale, assignment, transfer, encumbrance, pledge, charge, attachment, garnishment, execution, alienation, or other voluntary or involuntary alienation or other legal or equitable process, nor transferable by operation of law.

(b) The benefits of a Participant shall be paid (i) to an Alternate Payee pursuant to the applicable requirements of any Qualified Domestic Relations Order under Code Sections 401(a)(13) and 414(p), and (ii) pursuant to any settlement or judgment to which Code Section 401(a)(13)(C) applies.

(c) Notwithstanding any other provision of the Plan, any benefit payable to a Participant or a Beneficiary of a Participant shall be reduced by any benefit paid or payable pursuant to a Qualified Domestic Relations Order from the benefits of the Participant under the Plan. The Administrator, in its sole discretion, may direct the Trustee to separately account for any benefit payable pursuant to Subsection (b).

(d) Notwithstanding any other provision of the Plan, the Plan may make a distribution to an Alternate Payee pursuant to a Qualified Domestic Relations Order prior to the date the Participant attains his earliest retirement age, as defined in Code Section 414(p)(4)(B), if the order specifically provides for such distribution.

Section 16.02. Procedures Regarding Domestic Relations Orders.

(a) If the Plan receives any order that may be a Qualified Domestic Relations Order, the Administrator shall:

(1) promptly notify the Participant and any prospective Alternate Payee of (i) the receipt of such order, and (ii) the procedures under the Plan for determining whether such order is a Qualified Domestic Relations Order; and

(2) within a reasonable period after receipt of such order, and in accordance with regulations that the Secretary of Labor may prescribe, determine whether such order is a Qualified Domestic Relations Order and notify the Participant and each Alternate Payee of such decision.

(b) The Administrator shall establish reasonable procedures to determine whether an order is a Qualified Domestic Relations Order and to administer the distribution of benefits with respect to such orders. The procedures shall (i) be in writing, (ii) provide prompt notice of such procedures to each person specified in the order as entitled to the payment of benefits, at the address specified in the order, and (iii) permit an Alternate Payee to designate a representative for receipt of copies of notices that are sent to Alternate Payees with respect to a Qualified Domestic Relations Order.

(c) During any period of time in which the issue of whether an order is a Qualified Domestic Relations Order is being determined by the Administrator, a court of competent jurisdiction, or otherwise, the Administrator shall provide the Trustee with written direction to separately account under the Trust for the amounts, if any, that would be payable to an Alternate Payee during such period if such order is determined to be a Qualified Domestic Relations Order. If within the eighteen (18) month period beginning on the date on which the first payment would be required to be made under the order, the order, or modification thereof, is determined to be a Qualified Domestic Relations Order, the Administrator shall pay such separately accounted amounts, plus any interest thereon, to the Alternate Payee or Payees entitled thereto. If within the eighteen (18) month period the order is determined to not be a Qualified Domestic Relations Order, or if such issue has not been resolved, the Administrator shall direct the Trustee to pay such separately accounted amounts, plus any interest thereon, to the Participant or Beneficiary entitled to such amounts as if there had been no order. Any determination that an order is a Qualified Domestic Relations Order after the close of the eighteen (18) month period shall have prospective application only. Notwithstanding the preceding provisions, and in accordance with such regulations as the Secretary of the Treasury may prescribe, the Administrator, in its sole discretion, may delay payment of any amounts payable under the Plan to a Participant (i) to the end of said eighteen (18) month period, if an order is found to be defective within said eighteen (18) month period and the Administrator has notice that the parties with respect to the order are attempting to rectify any defects in the order, or (ii) for a reasonable period of time, if the Administrator receives notice that an order that may be a Qualified Domestic Relations Order is being sought with respect to the Participant; provided, however, for these purposes, a court stay to the Administrator during the time an appeal is pending is notice that the parties with respect to an order are attempting to cure any defects in an order, and the Administrator shall honor a restraining order prohibiting the disposition of any amounts with respect to a Participant pending resolution of a dispute with respect to an order that may be a Qualified Domestic Relations Order.

(d) The Administrator may establish and charge a processing fee with respect to any Qualified Domestic Relations Order.

Section 16.03. Surviving Spouse. To the extent so provided in any Qualified Domestic Relations Order, the former Spouse of a Participant shall be treated as the surviving Spouse of the Participant under the Plan for purposes of Code Sections 401(a)(11) and 417 and the Spouse of the Participant shall not be treated as a Spouse of the Participant for such purposes.

ARTICLE XVII.

OPTIONS AND RESTRICTIONS ON EMPLOYER STOCK

Section 17.01. Participant Put Option.

(a) If the Employer Stock is not readily tradable on an established market, within the meaning of Code Section 409(h)(1), the provisions of this Section shall apply. A Participant or a Beneficiary shall have the right to require the Company to purchase any Employer Stock distributed to the Participant or the Beneficiary under the Plan (“put option”). The put option shall be exercisable during a fifteen (15) month period that shall begin on the date the Employer Stock is distributed to the Participant or Beneficiary by the Plan. If not exercised during such period, the put option shall lapse. For purposes of this Section, a Participant or a Beneficiary includes donees of such Participant or Beneficiary and a person (including an estate or its distributee) to whom the security passes by reason of the death of such Participant or Beneficiary.

(b) The put option is exercised by the holder notifying the Administrator and the Trustee in writing that the put option is being exercised. The purchase price at which the put option is exercisable is the fair market value of the Employer Stock as determined under Section 6.03. If the holder of the put option notifies the Administrator in writing that he desires to exercise such put option, the Plan may elect to exercise the rights of the Administrator at the time the put option is exercised.

(c) At the election of the Administrator (or the Plan, if applicable) payment of the purchase price to the holder of the put option may be made in a lump sum, or if otherwise permitted by ERISA, in deferred installments. Any installment payments shall provide for a reasonable rate of interest, and as security for such installment payments, the holder of the put option shall be given a promissory note that provides that it shall become due and payable in full if the purchaser defaults in the payment of such installment payments. The installment payments shall begin within thirty (30) days after the date the put option is exercised and must be substantially equal. The cumulative payments at any time shall be no less than the aggregate of reasonable periodic payments as of such time. Generally, the payment period for such installments may not end more than five (5) years after the date the put option is exercised; provided, however, if otherwise reasonable, such period may be extended to a date no later than the earlier of ten (10) years from the date the put option is exercised or the date the proceeds of the exempt loan used by the Plan to acquire the Employer Stock subject to the put option is entirely repaid.

Section 17.02. Restrictions on Transfer.

(a) In the event the Employer Stock is not readily tradable on an established market at the time an option may be exercised, the Trustee shall have an option, and if the Trustee fails to exercise such option in whole or in part, each Employer shall have an option to purchase, as provided in Section 17.03, any or all shares of Employer Stock previously distributed pursuant to Article VI in the event of a “transfer” of any of such shares. The term “transfer” as used herein shall mean and include any sale, assignment, conveyance, gift, bequest, intestate transfer, pledge, foreclosure of a pledge or other encumbrance, levy or other transfer pursuant to a judicial order or legal process, voluntary or involuntary bankruptcy of a shareholder holding such shares, or the appointment of a receiver with respect to the property of such shareholder or any other disposition of any kind or character.

(b) Prior to any voluntary “transfer” or proposed “transfer” or immediately following any involuntary “transfer,” as set forth in Subsection (a) above, the holder of Employer Stock, or any holder of an interest therein, that is the subject of such transfer, shall give notice to the Trustee, the Administrator, and the Secretary of the Company of the transfer or proposed transfer, setting forth all of the terms and conditions of any such transfer or proposed transfer including:

(1) the identification of each transferee or proposed transferee of the Employer Stock;

(2) the number of shares and certificate numbers of Employer Stock that are subject to the transfer or proposed transfer, or owned by a deceased Participant or Beneficiary, as the case may be;

(3) the authority, conditions, and circumstances under which the transferee or proposed transferee obtained or shall obtain any interest in such Employer Stock;

(4) the proposed purchase price, if any, offered by a buyer making a good faith offer to purchase the Employer Stock; and

(5) all other terms of the transfer or proposed transfer.

(c) The options of the Trustee and the Employers under Subsection (a) above shall arise on the earlier of:

(1) the receipt by the Trustee, the Administrator, and the Secretary of the Company of the notice required under Subsection (b) above; or

(2) the tender of any certificate representing such Employer Stock to the Employer for transfer on the records of the Company.

The Trustee, or if the Trustee fails to exercise its option in whole, each Employer, may exercise its option by giving notice to the holder of such shares of its intention to exercise the option within fourteen (14) days after the date the option arises.

(d) On and after the date of any involuntary transfer of Employer Stock, or the transfer of any such stock in violation of this Section, and until the earlier of (i) the transfer of such shares to the Trustee or an Employer pursuant to the exercise of any option hereunder, or (ii) the lapse of the period for the exercise of any such options with respect to such shares under Subsection (c) above, such shares shall not be voted and any vote of such shares shall be void ab initio, and all distributions with respect to such shares shall be held by the Company or any other person receiving such distribution in trust, to be paid to the transferee of such shares upon the exercise or nonexercise of the options with respect to such shares.

(e) In the event neither the Trustee nor the Employers exercises the option to purchase Employer Stock, provided in Subsection (a) above, and such shares are not otherwise subject to any restriction on transfer, the holder of such shares shall have a right to sell, encumber, transfer or otherwise dispose of such shares on the terms of the transfer set forth in the written notice to the Trustee, the Administrator, and the Secretary of the Company, provided any such voluntary transfer is effected within fourteen (14) days after the expiration of the fourteen (14) day option period under Subsection (c) above. If the transfer is not effected within such period, the options under Subsection (a) above shall reapply. If neither the Trustee nor the Employer exercises the option to purchase Employer Stock in the event of an involuntary transfer, the Secretary shall effect the transfer of such shares on its records. In the event of the disposition of the Employer Stock, the transferee of such shares shall take and hold such shares subject to the options provided in this Section.

Section 17.03. Payment of Purchase Price.

(a) The purchase price of the Employer Stock subject to an option under Subsection 17.02(a), and the terms of such purchase, shall be at the fair market value of such stock as provided under Section 11.03 and upon the terms under Subsection (b) below, or if greater, the proposed purchase price and upon such other terms as set forth in the notice required under Subsection 17.02(b).

(b) Purchases by the Trustee or an Employer pursuant to Subsection (a) above may be paid: (i) in a lump sum, (ii) in quarterly installments over a period not to exceed ten (10) years, with interest at six percent (6%), compounded annually, or (iii) in accordance with any payment terms set forth in the written notice referred to in Subsection 17.02(b), at the election of the Trustee or an Employer. Such payment or payments of the purchase price shall be made or commenced as soon as practicable after the date the Trustee or an Employer becomes obligated to purchase the stock. Within thirty (30) days of the date on which the Trustee or an Employer exercises the option, the holder of such shares shall deliver to the Trustee or an Employer the share certificates, duly endorsed or accompanied by all documents necessary to effect a transfer, and accompanied by the payment of any transfer taxes due, and the Trustee or an Employer shall pay the shareholder in a lump sum or shall execute a promissory note to the shareholder in the amount of the unpaid price. The purchase price, or any part thereof, may be prepaid at any time without penalty.

Section 17.04. Nonterminable Protections and Rights. The protections and rights provided to Participants under Section 17.01 concerning put options are nonterminable and the Plan shall not be amended to effect a termination of such protections and rights so long as such termination is prohibited by regulations or rulings of the United States Department of Labor or the Internal Revenue Service.

Section 17.05. Restrictions on Loans. Notwithstanding anything in the Plan or any other agreement to which the Plan may be bound, the Trustee, on behalf of the Plan, may not enter into a loan made by a Party in Interest or disqualified person or a loan that is guaranteed by a Party in Interest or disqualified person, unless all the terms, conditions, and requirements of any regulations or rulings of the United States Department of Labor or the Internal Revenue Service have been satisfied or for which provision has otherwise been made.

ARTICLE XVIII.

MISCELLANEOUS PROVISIONS RELATING TO

EMPLOYER STOCK

Section 18.01. Stock Dividends and Rights. The Trustee shall allocate any Employer Stock received as a stock dividend, or stock split, or as the result of a reorganization in the same manner as the Employer Stock to which it is attributable. The Trustee, as directed by the Administrator, shall exercise rights, warrants, or options issued on Employer Stock held in the Plan, to the extent cash is then available. Any such rights, warrants, or options that cannot be exercised due to lack of cash then available shall be sold by the Trustee and the proceeds treated as a cash dividend received on Employer Stock.

Section 18.02. Endorsement of Stock Certificates. Certificates for Employer Stock registered in the name of the Trustee and certificates for Employer Stock distributed to a Participant or Beneficiary shall have endorsed thereon (if required) an appropriate legend setting forth the restrictions and limitations on the transfer, hypothecation, or sale thereof under the Plan.

Section 18.03. Securities Laws. All transactions provided for herein including but not limited to the issuance of any instrument evidencing a beneficial interest in the Plan and the acquisition of Employer Stock by the Plan, distribution thereof as a benefit, and repurchase or sale thereof by the Plan, are subject to and conditioned upon compliance with any applicable provisions of federal and state securities laws or regulations and with the rules of any stock exchange on which Employer Stock may be listed; and any such transaction also shall be conditioned upon such clearance or approval thereof by such other regulatory bodies as the Administrator may deem advisable.

Section 18.04. Dividends on Company Stock.

(a) Stock dividends paid during a Plan Year on Employer Stock allocated to Participant Stock Subaccounts shall be allocated to such Stock Subaccounts as of the date of payment. Cash dividends on Employer Stock allocated to Participant Stock Subaccounts shall be used as provided in this Subsection. Cash dividends paid on Employer Stock allocated to a Participant’s Stock Subaccount, pursuant to the Participant’s election, shall be either:

(1) paid into the stock bonus plan component of the Plan, and used to purchase shares of Employer Stock to be allocated to the Participant’s Dividend Account; or

(2) distributed to the Participant, either directly by the Company to the Participant (or, if the Participant is deceased, his Beneficiary), or if paid to the Trustee, by the Trustee to the Participant (or, if a Participant is deceased, his Beneficiary) as soon as administratively feasible after payment to the Trustee but in no case later than ninety (90) days after the end of the Plan Year in which the dividends are paid.

The Participant’s election under this Subsection shall be irrevocable as of the date the cash dividend is paid or such earlier date as designated by the Administrator or its designee; provided however, that a Participant may change his election with regard to any future cash dividend at least annually. If a Participant does not make an election under this Subsection, the Participant shall be deemed to have elected that such cash dividend shall be paid into the stock bonus plan component of the Plan and used to purchase additional shares of Employer Stock pursuant to Paragraph (1). All cash dividends paid on Company Stock and allocated to Participants’ Dividend Accounts under this Subsection shall be immediately one hundred percent (100%) Vested.

(b) If an Acquisition Loan is outstanding, cash dividends on unallocated shares of Employer Stock purchased with the proceeds of the Acquisition Loan shall be used to meet the obligations of such Acquisition Loan through which the purchase of the shares was financed.

ARTICLE XIX.

MISCELLANEOUS

Section 19.01. Non-Diversion. The assets of the Plan shall never inure to the benefit of an Employer and shall be held for the exclusive purposes of providing benefits to Participants in the Plan and their Beneficiaries and defraying reasonable expenses of administering the Plan, except as follows:

(a) If a contribution is made by an Employer under a mistake of fact, such contribution shall be returned to the Employer, upon demand, within one (1) year after the payment of the contribution and shall be reduced for any loss incurred but unadjusted for any gains earned during the time the mistaken contribution was part of the Trust.

(b) Contributions by an Employer are conditioned on the deductibility of the contribution under the Code. To the extent the deduction is disallowed, such contributions to the extent disallowed shall be returned to the Employer, upon demand, within one (1) year after the disallowance of such deduction. Any amount not returned to the Employer shall be deductible in subsequent taxable periods as provided in the Code.

Section 19.02. Military Service.

Notwithstanding any other provision in the Plan to the contrary, any Participant who is entitled to the rights, protections, and privileges afforded by USERRA and is reemployed with an Affiliated Employer as provided in USERRA, shall, to the extent required by USERRA, (i) receive credit for the period served in the military for purposes of Vesting and benefit accrual under the terms of the Plan, (ii) be entitled to receive any Employer Contributions the Participant failed to receive as a result of his or her military service as required by USERRA, and (iii) be entitled to make-up any contributions the Participant missed as a result of his or her military service, to the extent required by USERRA and permitted under the Code. However, any make-up Contributions shall not exceed the amount the Participant would have been permitted to contribute to the Plan had the Participant remained continuously employed by the Employer throughout the period of his or her military service. Any make-up Contributions to the Plan described in this Section shall be made during the period beginning with the date of reemployment and ending on the date that occurs on the earlier of (i) three (3) times the period of the Participant’s military service, or (ii) five (5) years.

Section 19.03. Merger, Consolidation of Plans, or Transfer of Plan Assets. In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant in the Plan shall be entitled to a benefit (as if the Plan had been terminated) immediately after the merger, consolidation, or transfer that is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (as if the Plan had been terminated). The Plan shall comply with the requirements of Code Sections 401(a)(11)(A) and 417, and the regulations issued thereunder, with respect to a Participant’s benefits, if for that Participant, the Plan is a direct or indirect transferee of benefits held on or after January 1, 1985, by a defined benefit plan or a defined contribution plan subject to those laws. If the Plan provides for a separate accounting with respect to any such transferred benefits, the Plan may apply these requirements only to the separate account attributable to the transferred benefits.

Section 19.04. Allocation of Fiduciary Responsibilities. To the extent permitted under ERISA, each fiduciary under the Plan shall be responsible only for the specific duties assigned under the Plan and shall not be directly or indirectly responsible for the duties assigned to another fiduciary. Any person or a group of persons may serve in more than one (1) fiduciary capacity with respect to the Plan.

Section 19.05. Limitation of Rights and Obligations. Neither the establishment nor maintenance of the Plan nor any amendment thereof, nor any act or omission under the Plan or resulting from the operation of the Plan shall be construed:

(a) as conferring upon any Participant, Beneficiary, or any other person a right or claim against the Trust, the Company, the Employer, the Administrator, or the Trustee, except to the extent that such right or claim shall be specifically expressed and provided in the Plan or provided under ERISA;

(b) as creating any responsibility or liability of the Employer for the validity or effect of the Plan;

(c) as a contract or agreement between the Employer and any Participant or other person;

(d) as being consideration for, or an inducement or condition of, employment of any Participant or other person, or as affecting or restricting in any manner or to any extent whatsoever the rights or obligations of the Employer or any Participant or other person to continue or terminate the employment relationship at any time; or

(e) as giving any Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Participant or other person at any time.

Section 19.06. Notice. Any notice given under this Plan shall be sufficient if given to the Administrator, when addressed to its office, or if given to a Participant, when addressed to the Participant at his or her address as it appears in the records of the Administrator.

Section 19.07. Right of Recovery. If the Company and/or the Trustee makes any payment that according to the terms of the Plan and the benefits provided hereunder should not have been made, the Company and/or the Trustee may recover that incorrect payment, whether or not it was made due to the error of the Company and/or the Trustee, from the person to whom it was made, or from any other appropriate party. If any such incorrect payment is made directly to a Participant, the Company and/or the Trustee may deduct it when making future payments directly to that Participant.

Section 19.08. Legal Counsel. The Administrator and/or its designee, and the Trustee may from time to time consult with counsel, who may be counsel for the Company, and shall be fully protected in acting upon the advice of such counsel.

Section 19.09. Evidence of Action. Any action by any Employer pursuant to any of the provisions of this Plan shall be evidenced by resolution of its governing body, and the Administrator shall be fully protected in acting in accordance with such resolution so certified to it. All orders, requests and instructions to the Administrator by an Employer or by any duly authorized representative, shall be in writing and the Administrator shall act and shall be fully protected in acting in accordance with such orders, requests and instructions.

Section 19.10. Audit. If an audit of the Plan and Trust is required under ERISA for any Plan Year, the Administrator shall engage an independent qualified public accountant. Such audit shall be conducted in accordance with the requirements of ERISA Section 103.

Section 19.11. Bonding. Each fiduciary of the Plan, unless exempted under ERISA, shall be bonded to the extent required by ERISA. The expense of such bond shall be paid from the assets of the Plan unless paid by the Employer.

Section 19.12. Receipt and Release. Any payments to any Participant or Beneficiary shall, to the extent thereof, be in full satisfaction of the claim of such Participant or Beneficiary being paid thereby and the Trustee or Administrator may condition payment thereof on the delivery by the Participant or Beneficiary of the duly executed receipt and release in such form as may be determined by the Trustee or Administrator.

Section 19.13. Legal Actions. If the Administrator is made a party to any legal action regarding the Trust or the Plan, except for a breach of fiduciary responsibility of such person or persons, any and all costs and expenses, including reasonable attorneys’ fees, incurred by the Administrator in connection with such proceeding shall be paid from the assets of the Plan unless paid by the Company.

Section 19.14. Reliance. The Administrator shall not incur any liability in acting upon any notice, request, signed letter, telegram, or other paper or document believed by the Administrator to be genuine or to be executed or sent by an authorized person.

Section 19.15. Entire Plan. The Plan document and the documents incorporated by reference herein shall constitute the only legally governing documents for the Plan. All statements made by the Company, Employer, Administrator, or Trustee shall be deemed representations and not warranties. No such statements shall void or reduce coverage under the Plan or be used in defense to a claim unless in writing signed by the Administrator.

Section 19.16. Counterparts. The Plan may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counterparts shall constitute but one (1) and the same instrument and shall be sufficiently evidenced by any one (1) counterpart.

ARTICLE XX.

SPECIAL PROVISIONS RELATING TO

AMOUNTS TRANSFERRED FROM THE

INTERPORE INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN

Section 20.01. General Provisions. Notwithstanding any provision contained herein to the contrary, any amounts held under the Plan which were transferred from the Interpore International, Inc. Retirement Savings Plan on behalf of Participants who were transferred from the Interpore International, Inc. Retirement Savings Plan to the Plan as a result of a merger of the

Plans on or about January 1, 2006 (hereinafter “Interpore Transferred Employees”), shall be administered to preserve any protected benefits, rights and features associated with such amounts consistent with the provisions of Code Sections 401(a)(12) and 414(l).

Section 20.02. Vesting.

(a) Notwithstanding any provision contained herein to the contrary, any amounts held under the Plan which are transferred from the Interpore International, Inc. Retirement Savings Plan on behalf of Interpore Transferred Employees shall be Vested consistent with the provisions of Code Section 411(a)(10) and as provided in Section 10.01.

(b) Accordingly, any Interpore Transferred Employee shall be Vested in his or her Account balance under the Plan, attributable to both (i) the amounts transferred to the Plan from the Interpore International, Inc. Retirement Savings Plan, and (ii) the amounts accrued under the Plan on and after the date such Interpore Transferred Employee became a Participant in the Plan, in the following percentages based on the years of vesting service completed by the Interpore Transferred Employee as of January 1, 2006, as determined under the elapsed time method set forth in the Interpore International, Inc. Retirement Savings Plan:

Years of Vesting Service	Vested Percentage
Less than 1	0%
1	33%
2	67%
3 or more	100%

(c) Notwithstanding the foregoing, any Interpore Transferred Employee who has not completed at least three (3) years of Vesting Service under the Interpore International, Inc. Retirement Savings Plan as of January 1, 2006, shall continue to be Vested at the percentage determined January 1, 2006 until the Interpore Transferred Employee has completed five (5)

Years of Service under the Plan. Upon completion of five (5) Years of Service, any Interpore Transferred Employee subject to this Subsection (c) shall become subject to the vesting schedule under Subsection 10.01(c), and such Interpore Transferred Employee’s Vested percentage attributable to both (i) the amounts transferred to the Plan from the Interpore International, Inc. Retirement Savings Plan, and (ii) the amounts accrued under the Plan on and after the date such Interpore Transferred Employee became a Participant in the Plan shall be subject to the vesting schedule set forth under Subsection 10.01(c) of the Plan.

Section 20.03. Distribution of Benefits. The benefits payable under Article VII of the Plan on behalf of Interpore Transferred Employees shall be comprised of the Vested account balance of such Interpore Transferred Employees attributable to both the amounts transferred to the Plan from the Interpore International, Inc. Retirement Savings Plan and the amounts accrued under the Plan on and after the date such Interpore Transferred Employee became a Participant in the Plan. Consistent with the provisions of Treasury Regulation Section 1.411(d)-4 (Q&A-2(e)), effective with respect to distributions to Interpore Transferred Employees that first commence on and after the effective date of this Article XX, the benefits payable under Article VII of the Plan on behalf of Interpore Transferred Employees shall be payable at the time and in the forms of distribution permitted under Article VII of the Plan, and all optional forms of benefit previously available under the Interpore International, Inc. Retirement Savings Plan but not available under Article VII of the Plan, including but not limited to annuities, shall cease to be available under the Plan.

Section 20.04. Transferred Participant Loans. With regard to any participant loans outstanding and attributable to amounts transferred to this Plan on behalf of a Interpore Transferred Employee pursuant to the provisions of this Article, such loans shall continue to be administered pursuant to the requirements of Code Section 72(p) and the provisions of Article VIII, to the extent not inconsistent herewith. Provided, however, that the availability of new loans after the date such Interpore Transferred Employee became a Participant in this Plan shall be governed exclusively by Article VIII of this Plan.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE FOLLOWS.]

On behalf of the Benefits Committee this restatement of the Plan is executed this              day of                                                          , 2007.

BENEFITS COMMITTEE

AMENDMENT NUMBER ONE

TO THE

BIOMET 401(k) SAVINGS AND RETIREMENT PLAN

THIS AMENDMENT NUMBER ONE is hereby executed on behalf of Biomet, Inc. (“Company”).

The Biomet 401(k) Savings and Retirement Plan (f/k/a the Biomet, Inc. 401(k) Profit Sharing Plan) (“Plan”) was originally established effective June 1, 1985, was most recently merged with the Biomet, Inc. Employee Stock Bonus Plan and amended, restated and renamed effective as of April 1, 2007. The Administrator, having reserved the right to amend the Plan pursuant to Section 13.01 of the Plan, now desires to amend the Plan to clarify certain plan provisions following the merger with the Stock Bonus Plan.

THEREFORE, the Plan is hereby amended, effective April 1, 2007, as follows:

1. The following sentence shall be added to the end of Subsection 2.01(hhh) of the Plan, regarding the computation of years of service, to be and read as follows:

“Notwithstanding the preceding provisions, for purposes of determining whether a Participant has three (3) or more Years of Service determined under Code Section 401(a)(35) and the participant-directed investment provisions of Sections 12.02 and 12.03, a Year of Service shall be credited to the Participant as of the first day of the month (or such other date designated by the Administrator) following the date on which such Participant first completes one thousand (1,000) Hours of Service during any Vesting Computation Period.”

2. Paragraph 3.01(a)(1) of the Plan, regarding participation, shall be amended to be and read as follows:

“(1) he (A) has completed three (3) full consecutive months of continuous, active employment (i.e., he must be actively employed with the Employer on each day of the three full consecutive months) with the Employer for an Employer and is scheduled to work at least one thousand (1,000) hours per year, or (B) has completed one thousand (1,000) Hours of Service in any Plan Year or in any of the overlapping Vesting Computation Periods required by the changes in the Plan Year under Subsection 2.01(rr); and”

3. Subsection 8.02(b) of the Plan, regarding plan loans, shall be amended to be and read as follows:

“(b) A Party in Interest may apply for a loan by completing the Applicable Forms; provided, however a Party in Interest may only request one (1) loan in each twelve (12) month period. Notwithstanding the preceding provisions, the Administrator may, on a nondiscriminatory basis, permit more than one (1) loan during a twelve (12) month period if such loan would otherwise prevent the Party in Interest from receiving a hardship distribution during such period.”

4. A new Section 12.08 of the Plan, regarding tender offers, shall be added to the Plan with the remaining sections to be re-numbered accordingly, to be and read as follows:

“Section 12.08. Tender Offers.

(a) If any person, either alone or in conjunction with others, makes a tender offer, or exchange offer, or otherwise offers to purchase or solicits an offer to sell to such person 1% or more of the outstanding shares of Employer Stock (referred to hereinafter collectively as a “Tender Offer”), the following shall apply:

(1) Each Participant (or Beneficiary in the event a Participant is deceased) may direct the Trustee to sell, offer to sell, exchange or otherwise dispose of the Employer Stock allocated to such Participant’s Account (or Beneficiary’s Account in the event a Participant is deceased) in accordance with the provisions, conditions and terms of the Tender Offer and the provisions of this Section. Such directions shall be in the form and shall be filed in the manner and at such time as the Trustee or the Administrator may prescribe.

(2) The Trustee shall sell, offer to sell, exchange or otherwise dispose of the Employer Stock allocated to the Participant’s Accounts (or Beneficiary’s Account in the event a Participant is deceased) in accordance with the direction of such Participant (or Beneficiary in the event a Participant is deceased) (the “Directed Shares”). The proceeds of a disposition directed by a Participant (or Beneficiary) from his Account shall be allocated to such Participant’s (or Beneficiary’s) Account and be invested as described in Subsection (b) below.

(3) If any Participant (or Beneficiary) fails to validly direct the Trustee to sell, offer to sell, exchange or otherwise dispose of the Employer

Stock allocated to his Account, he shall be deemed to have directed the Trustee that such shares remain invested in Employer Stock subject to all provisions of the Plan.

(4) In the case of shares of Stock that are held unallocated in the Employer Stock Suspense Account, the Trustee shall tender, sell, offer to sell, exchange or otherwise dispose such of shares in the same proportion in which Participant’s tendered the Directed Shares in relation to all shares of Employer Stock held under the Plan. The proceeds of a disposition of Stock in the Employer Stock Suspense Account shall be held by the Trustee subject to the provisions of the Trust Agreement, the Plan and any applicable loan agreement.

(b) Except as otherwise determined by the Administrator, the proceeds of a disposition of Employer Stock in a Participant’s (or Beneficiary’s) Account pursuant to this Section 12.08 shall be reinvested in the Fund or Funds elected by the Participant (or Beneficiary) for the investment of future contributions to the Plan (excluding Employer Stock) in effect as of the date on which such proceeds are received by the Trust, or, if no such investment election is in effect as of the date on which such proceeds are received by the Trust, in the default investment alternative designated by the Administrator.”

5. In all other respects the Plan shall be and remain unchanged.

This Amendment Number One is executed this              day of             , 2007.

BENEFITS COMMITTEE

Bradley J. Tandy

Darlene Whaley

Daniel P. Florin